                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-95297

      THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MARCH 3, 2000

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED FEBRUARY 8, 2000)

                                  $400,000,000

                                   (SCI LOGO)

                               SCI SYSTEMS, INC.
              % Convertible Subordinated Notes due                 , 2007
                               ------------------

     We are offering $400,000,000 principal amount of      % Convertible
Subordinated Notes due 2007. Interest on the notes is payable on
and                of each year, beginning on                , 2000. Interest on
the notes will accrue from March   , 2000. You can convert the notes into shares
of our common stock at a conversion price of $ per share (subject to adjustment in certain events). The notes are expected to be listed on the New York Stock Exchange under the symbol "SCI07." Our common stock is listed on the New York Stock Exchange under the symbol "SCI" and the last reported price of the common stock on March 2, 2000 was $47 15/16.

     Historical statistics in this prospectus supplement relating to stock prices and numbers of shares outstanding have been adjusted to retroactively reflect all stock splits effected by SCI, including the 2-for-1 stock split in the form of a stock dividend we paid on our common stock on February 18, 2000.

     We may redeem some or all of the notes on or after March   , 2003 under the
circumstances and at the prices described in this prospectus supplement. Under certain circumstances, holders of notes will have the right to require us to repurchase notes at the prices described in this prospectus supplement.

     The notes will be unsecured obligations of SCI and will be subordinated in right of payment to all of our Senior Indebtedness (as defined in the accompanying prospectus). The notes will be structurally subordinated to the liabilities of our subsidiaries.

     INVESTING IN THE NOTES INVOLVES RISKS.   SEE "RISK FACTORS" BEGINNING ON
PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 9 IN THE ACCOMPANYING PROSPECTUS.
                               ------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
                               ------------------

                                                              PER NOTE        TOTAL
                                                              --------   ---------------
Public offering price(1)....................................  $          $
Underwriting discount.......................................  $          $
Proceeds to SCI (before expenses)...........................  $          $

---------------

(1) Plus accrued interest from           , 2000, if settlement occurs after that
    date.
                               ------------------

     We have granted the underwriters a 30-day option to purchase from us up to an aggregate of $60,000,000 principal amount of additional notes to cover over-allotments, if any.

     The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about
               , 2000.
                               ------------------

SALOMON SMITH BARNEY                              BANC OF AMERICA SECURITIES LLC
               , 2000.

     YOU SHOULD READ THIS PROSPECTUS SUPPLEMENT TOGETHER WITH THE ACCOMPANYING PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFERING OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.
                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Forward-Looking Statements..................................   S-2
Summary.....................................................   S-3
Risk Factors................................................   S-7
Use of Proceeds.............................................   S-9
Price Range of Common Stock and Dividends...................   S-9
Capitalization..............................................  S-10
Description of Notes........................................  S-11
Certain Federal Income Tax Considerations...................  S-22
Underwriting................................................  S-24
Legal Matters...............................................  S-25
                            PROSPECTUS
About this Prospectus.......................................     3
Forward-Looking Statements..................................     3
SCI Systems, Inc............................................     3
Risk Factors................................................     9
Use of Proceeds.............................................    13
Consolidated Ratio of Earnings to Fixed Charges.............    13
The Securities..............................................    13
Legal Ownership of Securities...............................    14
Description of Debt Securities..............................    18
Description of Capital Stock................................    34
Description of Depositary Shares............................    35
Description of Warrants.....................................    38
Plan of Distribution........................................    40
Legal Matters...............................................    41
Experts.....................................................    41
Where You Can Find Additional Information...................    41
Incorporation of Certain Documents by Reference.............    42

                           FORWARD-LOOKING STATEMENTS

     We make "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, throughout this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan" and "continue" or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus supplement, in the accompanying prospectus or in the documents that we incorporate by reference are set forth in the "Risk Factors" section of this prospectus supplement, the "Risk Factors" section of the accompanying prospectus and elsewhere in this prospectus supplement and the accompanying prospectus and in the documents that we incorporate by reference.

     You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even in the event our situation changes in the future. All written or oral forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                    SUMMARY

     This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered and is subject to and qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. As used in this prospectus supplement and the accompanying prospectus, the terms "SCI," "we," "our," "us" and the "Company" refer to SCI Systems, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

                               SCI SYSTEMS, INC.

     We are a diversified international electronics manufacturing services provider. We design, manufacture, distribute and service electronic products for virtually every market segment. Markets served by SCI include the computer, peripheral, datacom, telecom, medical, industrial, consumer, aerospace, defense, and entertainment industries, as well as the United States Government.

     In the mid-1970s, we pioneered the electronic contract manufacturing services industry, which encompasses a full range of outsourcing services to Original Equipment Manufacturers (OEMs) for the production and assembly of electronic products, including engineering, procurement and inventory management, testing, distribution and depot repair services. We became the world's premier provider of electronics manufacturing services and we continue as a leader in surface mount technology (SMT) production capacity.

     Although we derive much of our revenue from hardware manufacturing and maintain a broad technology base, we are primarily a vertically integrated engineering and manufacturing services provider with dedication to close customer interaction forming the cornerstone of our activities. The key elements of our operating philosophy -- quality products, competitive pricing, and customer responsiveness -- are a proven foundation for success. These fundamental tenets will continue to guide us as we pursue opportunities for growth and expansion.

     Our customers include many of the foremost global OEMs that require electronic manufacturing services, such as Hewlett-Packard, Compaq, Dell, Nortel, Nokia, Ericsson, Philips, Cabletron, General Electric, Roche, Johnson & Johnson, Boeing, Houston Tracker, Intel, ADM, LSI Logic, and McData.

     We currently have 37 facilities in 17 different countries. We believe we produce the broadest range of subassemblies and finished products of any electronic manufacturing services company. These products and a full range of engineering, distribution, logistic, and after sales services are supplied to a large multinational customer base for a highly diversified mix of commercial applications as well as for military and space programs.

     Our principal executive offices are located at 2101 West Clinton Avenue, Huntsville, Alabama, 35805, and our telephone number is (256) 882-4800. Our website is located at www.sci.com. Information contained in our website is not a part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference.

     For a more complete description of our business, see "SCI Systems, Inc." in the accompanying prospectus.

                              RECENT DEVELOPMENTS

     In August 1999, we acquired Nortel Network Corp.'s Brockville, Ontario, Canada, plant and certain other manufacturing assets. This plant supplies optical network subassemblies to Nortel Network Corp., with whom we have entered into a multiyear manufacturing agreement. In December 1999, we purchased the manufacturing assets of TAG Manufacturing, Inc., which makes fabricated sheet metal products and assemblies (generally referred to as enclosures) for computing, networking, communications and medical electronic equipment applications. Since the beginning of our current quarter on December 27, 1999, we have purchased ECI Telecom Ltd.'s Shemer manufacturing plant (which is located in Israel and provides printed circuit boards to ECI Telecom Ltd. for use in telecommunications products pursuant to a multiyear supply agreement) and have purchased an equity interest in Uniwill Computer Corporation, a Taiwanese notebook computer manufacturer.

     On February 9, 2000, we filed our Quarterly Report on Form 10-Q for the quarter ended December 26, 1999. You may obtain a copy of that filing without charge by following the instructions set forth under "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

     We effected a 2-for-1 stock split in the form of a stock dividend paid on our common stock on February 18, 2000. Historical statistics in this prospectus supplement relating to stock prices and numbers of shares outstanding have been adjusted to retroactively reflect all stock splits effected by SCI, including that effected on February 18, 2000.

                                  THE OFFERING

     The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see "Description of Notes" herein and "Description of the Securities" in the accompanying prospectus.

ISSUER.....................  SCI Systems, Inc.

SECURITIES OFFERED.........  $400,000,000 principal amount of      % Convertible
                             Subordinated Notes due 2007. We also have granted the underwriters an over-allotment option to purchase $60,000,000 principal amount of additional notes.

MATURITY...................                   , 2007, unless earlier redeemed,
                             repurchased or converted.

INTEREST PAYMENT DATES.....                   and                  of each year,
                             commencing on                  , 2000.

CONVERSION.................  The notes are convertible, unless previously redeemed or repurchased, at the option of the holder at any time prior to maturity, into shares of our common stock at a conversion price of
                             $       per share, subject to adjustment in certain
                             events. See "Description of Notes -- Conversion." The right to convert notes that have been called for redemption will terminate at the close of business on the business day immediately preceding the date of redemption.

OPTIONAL REDEMPTION........  On or after                  , 2003 at any time or
                             from time to time, the notes may be redeemed at our option, in whole or in part, in cash at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. See
                             "Description of Notes -- Optional Redemption."

MANDATORY REDEMPTION.......  None

REPURCHASE AT THE OPTION OF
  HOLDERS UPON DESIGNATED
  EVENT....................  Upon a designated event (as defined below), holders of the notes will have the right, subject to certain restrictions and conditions, to require us to purchase all or any part of their notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of the purchase. See "Description of Notes -- Repurchase at the Option of Holders" and "Risk Factors -- Our

                             Ability to Repurchase Notes if a Designated Event Occurs is Limited."

RANKING....................  The notes are general unsecured obligations of SCI and are subordinated in right of payment to all our existing and future Senior Indebtedness (as defined in the accompanying prospectus under the heading "Description of Debt Securities -- Subordination of Subordinated Debt Securities") to the extent set forth in the indenture. The notes are also effectively subordinated to all existing and future indebtedness and other liabilities of any of our current or future subsidiaries. The indenture does not limit the amount of other indebtedness or liabilities that we or our subsidiaries may incur or securities that we or our subsidiaries may issue. You should read the information under the headings "Risk Factors -- The Notes are Subordinated to Our Senior Indebtedness and All the Obligations of Our Subsidiaries" and "Risk
                             Factors -- Our Ability to Repurchase Notes if a Designated Event Occurs is Limited" and in the accompanying prospectus under the heading "Description of Debt Securities -- Subordination of Subordinated Debt Securities" for more information on the subordination of the notes.

USE OF PROCEEDS............  We estimate that we will receive net proceeds from the offering of approximately $391 million
                             (assuming no exercise of the over-allotment). We expect to apply approximately $300 million of the proceeds to the repayment of amounts outstanding under our revolving line of credit and approximately $91 million of the proceeds to the repayment of amounts owed under our commercial paper facility. See "Use of Proceeds."

TRADING....................  The notes are expected to be listed on the New York
                             Stock Exchange under the symbol "SCI07." Our common stock is listed on the New York Stock Exchange under the symbol "SCI."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                SIX MONTHS ENDED
                           ---------------------------                          YEAR ENDED JUNE 30,
                           DECEMBER 26,   DECEMBER 27,   -----------------------------------------------------------------
                               1999           1998           1999           1998         1997         1996         1995
                           ------------   ------------   ------------    ----------   ----------   ----------   ----------
                                                        (DOLLARS IN THOUSANDS EXCEPT RATIOS)
Net sales................    $3,819,373     $3,305,507     $6,710,785     $6,805,893   $5,762,656   $4,544,759   $2,673,783
Costs and expenses,
  including goodwill
  amortization...........     3,676,943      3,195,867      6,475,983      6,548,792    5,556,480    4,385,284    2,582,739
Operating income.........       142,430        109,640        234,802        257,101      206,176      159,475       91,044
Interest expense, net of
  interest income........         8,331         10,027         16,938         21,304       17,993       24,165       16,945
Other income (expense),
  net....................           238           (206)          (781)           114        1,251          748        1,562
Taxes on income(1).......        44,331         36,781         79,235         90,826       76,721       55,103       30,418
Net income...............        90,006         62,626        137,848        145,085      112,713       80,955       45,243
Depreciation and
  amortization...........        66,380         56,128        123,905        103,534       76,848       60,972       49,839
EBITDA(2)................       208,810        165,768        358,707        360,635      283,024      220,447      140,883
Ratio of earnings to
  fixed charges(3).......         12.66X          8.33X         10.02X          8.70X        7.20X        6.25X        5.11X
Earnings per share(4)(5)
  Basic..................  $       0.63     $     0.52   $       1.11     $     1.21   $     0.95   $     0.69   $     0.41
  Diluted................          0.62           0.46           1.00           1.06         0.84         0.67         0.40
Weighted average number
  of shares used in
  computation(4)(5)
  Basic..................   143,986,726(6) 119,946,964    124,071,098(6) 119,721,188  118,990,896  117,869,436  109,338,216
  Diluted................   146,196,601    145,086,690    145,224,528    145,155,664  144,297,328  123,967,640  117,860,200

---------------

(1) U.S. income taxes in excess of estimated foreign income tax credits have not been provided on certain undistributed earnings of foreign subsidiaries, aggregating $83 million at December 26, 1999, which are considered to be permanently invested. Otherwise, approximately $20 million of cumulative deferred income taxes (net of related estimated foreign income tax credits) would have been provided.
(2) EBITDA represents net sales minus costs and expenses, including goodwill amortization, plus depreciation and amortization as presented on our statements of cash flow. EBITDA is presented because it is a widely accepted financial indicator; however, EBITDA may not be comparable to other registrants' calculation of EBITDA or similarly titled items. You should not consider EBITDA as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles or as an alternative to cash flows as a measure of liquidity.
(3) Ratio of earnings to fixed charges was calculated by dividing income before income taxes and interest and debt amortization expense by interest and debt amortization expense.
(4) Number of shares and per share data have been adjusted retroactively to reflect all stock splits effected by SCI, including the 2-for-1 stock split effected in the form of a stock dividend on our common stock paid on February 18, 2000.
(5) Basic earnings per share are computed by dividing reported net income for the period by the weighted average number of shares outstanding during the period. Reconciliations of the net income and weighted average number of shares used for the diluted earnings per share computations are included in Note F to the Condensed Consolidated Financial Statements contained in our Quarterly Report on Form 10-Q for the quarter ended December 26, 1999 and in Note C to the Consolidated Financial Statements contained in our 1999 Annual Report to Shareholders.
(6) In May 1999, substantially all of our outstanding 5% Convertible Subordinated Notes due May 1, 2006 were converted, resulting in the issuance of 23,584,686 shares of our common stock.

                                  RISK FACTORS

     Before you invest in the notes, you should be aware that the occurrence of any of the events described in this section and elsewhere in this prospectus supplement or in the "Risk Factors" section of, or elsewhere in, the accompanying prospectus could have a material adverse effect on our business, financial condition and results of operation. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference before you decide to purchase the notes. You may obtain the documents incorporated by reference into the accompanying prospectus without charge by following the instructions set forth under "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

THE NOTES ARE SUBORDINATED TO OUR SENIOR INDEBTEDNESS AND ALL THE OBLIGATIONS OF OUR SUBSIDIARIES.

     The notes will be unsecured and subordinated in right of payment to all of our existing and future Senior Indebtedness (as defined in the accompanying prospectus). As a result of such subordination, in the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default (as defined in the accompanying prospectus) under the indenture pursuant to which the notes are issued and in certain other events, our assets will be available to pay obligations on the notes only after all Senior Indebtedness has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes also will be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. The indenture pursuant to which the notes are issued does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by us or any subsidiary. The incurrence of additional indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay our obligations on the notes. As of January 23, 2000, we had approximately $564 million of indebtedness outstanding that would constitute Senior Indebtedness and our subsidiaries had approximately $1.3 billion of outstanding indebtedness and other liabilities, including (and consisting primarily of) trade payables and excluding intercompany liabilities and amounts included in Senior Indebtedness. The notes are effectively subordinated to such subsidiary indebtedness and other liabilities. You should read the information under the heading "-- Our Ability to Repurchase Notes if a Designated Event Occurs is Limited" and in the accompanying prospectus under the heading "Description of Debt Securities -- Subordination of Subordinated Debt Securities" for more information on the subordination of the notes.

OUR ABILITY TO REPURCHASE NOTES IF A DESIGNATED EVENT OCCURS IS LIMITED.

     Our ability to repurchase notes upon the occurrence of a designated event (as defined below) is subject to limitations. The occurrence of certain of the events which would constitute a designated event would trigger an event of default under certain of our credit agreements entitling the lenders thereunder to accelerate the debt. If a designated event were to occur (following any such acceleration or otherwise) we may not have sufficient financial resources, or we may be unable to arrange financing, to pay the repurchase price for all notes tendered. Our subsidiaries may be parties in the future to credit agreements and other agreements relating to indebtedness which contain restrictions on transferring funds sufficient to permit us to effect a designated event payment. In addition, future credit agreements or other agreements relating to our indebtedness (including additional Senior Indebtedness) may contain prohibitions or restrictions on our ability to effect a designated event payment. In the event a designated event occurs at a time when such prohibitions or restrictions are in effect, we could seek the consent of our lenders and lenders to our subsidiaries to enable us to purchase notes or could attempt to refinance the borrowings that contain such prohibitions or restrictions. If we do not obtain such consents or repay such borrowings, we will be effectively prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our Senior Indebtedness. As a result, in such a case, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the Senior Indebtedness is paid in full.

You should read the information under the heading "-- The Notes are Subordinated to our Senior Indebtedness and All the Obligations of our Subsidiaries" and in the accompanying prospectus under the heading "Description of Debt
Securities -- Subordination of Subordinated Debt Securities" for more information on the subordination of the notes.

THERE IS NO PUBLIC MARKET FOR THE NOTES.

     Although the notes are expected to be listed on the New York Stock Exchange under the symbol "SCI07" we cannot assure you that any market for the notes will develop, or if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the price and liquidity of the notes could be adversely affected.

THE PRICE OF OUR NOTES AND OUR COMMON STOCK MAY BE VOLATILE.

     The trading price of our common stock has been and could in the future be subject to significant fluctuations in response to variations in quarterly operating results, developments in the electronic manufacturing services industry, general economic conditions, changes in securities analysts' recommendations regarding our securities and other factors. These broad market fluctuations may harm the market price of the notes and the common stock into which the notes are convertible.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the offering of approximately $391 million (assuming no exercise of the over-allotment). We expect to apply approximately $300 million of the proceeds to the repayment of amounts outstanding under our revolving line of credit and approximately $91 million of the proceeds to the repayment of amounts owed under our commercial paper facility. The interest rates on borrowings under the line of credit are varying rates based upon LIBOR. Amounts outstanding under the commercial paper facility bear interest at varying market rates depending on maturity. At January 23, 2000, the weighted average interest rate per annum on the line of credit was 6.41% and on the commercial paper facility was 6.02%. We used the proceeds from these facilities for working capital and to fund acquisitions.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is listed on the New York Stock Exchange under the symbol "SCI." The following table sets forth the low and high sales prices of the common stock for the fiscal quarters indicated as reported on the New York Stock Exchange Composite Tape and retroactively reflects all stock splits effected by SCI, including the 2-for-1 stock split in the form of a stock dividend paid on February 18, 2000.

                                                              LOW       HIGH
                                                              ---       ----
Fiscal Year ended June 30, 1998:
  Third Quarter.............................................  $17 25/32 $24 1/2
  Fourth Quarter............................................  $15 1/8   $22 13/32
Fiscal Year ended June 30, 1999:
  First Quarter.............................................  $10 5/8   $22 1/4
  Second Quarter............................................  $10 3/8   $28 31/32
  Third Quarter.............................................  $14 19/32 $29 11/16
  Fourth Quarter............................................  $12 5/8   $25
Fiscal Year ending June 30, 2000:
  First Quarter.............................................  $22 1/32  $27 29/32
  Second Quarter............................................  $20 3/32  $42 3/4
  Third Quarter (through March 2, 2000).....................  $34 3/4   $47 15/16

     On March 2, 2000, the closing price of our common stock as reported on the New York Stock Exchange was $47 15/16. As of March 2, 2000, there were approximately 1,827 holders of record of shares of our common stock.

     We do not currently pay dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of January 23, 2000, and as adjusted to give effect to the receipt and anticipated application of the gross proceeds (before deducting underwriting discounts and offering expenses) from the offering. The following information should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in the accompanying prospectus.

                                                                 AS OF JANUARY 23, 2000
                                                              ----------------------------
                                                                ACTUAL      AS ADJUSTED(1)
                                                              ----------    --------------
                                                                     (IN THOUSANDS)
Current Liabilities:
  Accounts payable and accrued expenses.....................  $1,244,554      $1,244,554
  Accrued payroll and related expenses......................      42,601          42,601
  Federal, foreign and state income taxes...................      23,855          23,855
  Current maturities of long-term debt......................       1,866           1,866
                                                              ----------      ----------
          Total Current Liabilities.........................   1,312,876       1,312,876
Deferred Income Taxes.......................................      38,612          38,612
Noncurrent Employee Benefits................................      38,632          38,632
Long-term Debt:
  Industrial revenue bonds..................................      19,857          19,857
  Long-term notes...........................................     515,029         115,029
          % Convertible Subordinated Notes offered hereby...           0         400,000
                                                              ----------      ----------
          Total Long-term Debt..............................     534,886         534,886
Minority interest...........................................         530             530
Shareholders' Equity(2):
  Preferred stock, 500,000 shares authorized but unissued...           0               0
  Common stock, $.10 par value: authorized 200,000,000;
     issued 144,717,818(3)..................................      14,475          14,475
  Capital in excess of par value............................     470,199         470,199
  Retained earnings.........................................     801,681         801,681
  Currency translation adjustment...........................     (12,689)        (12,689)
  Treasury stock and shares held in Rabbi trusts at cost....      (4,633)         (4,633)
                                                              ----------      ----------
          Total Shareholders' Equity........................   1,269,033       1,269,033
                                                              ----------      ----------
               Total Liabilities and Shareholders' Equity...  $3,194,569      $3,194,569
                                                              ==========      ==========

---------------

(1) As adjusted for the gross proceeds of the offering, before payment of debt issuance costs (underwriting discounts and offering expenses), which are estimated to be approximately $
     million. Does not include notes issuable upon the exercise of the underwriters' over-allotment option. If the over-allotment option is
    exercised in full, "     % Convertible Subordinated Notes offered hereby",
    "Total Long-term Debt" and "Total Liabilities and Shareholders' Equity" would be $460,000,000, $594,886,000 and $3,254,569,000, respectively.
(2) Numbers of shares and dollar amounts in both columns have been adjusted to retroactively reflect the 2-for-1 stock split effected in the form of a stock dividend paid on our common stock on February 18, 2000.
(3) Does not include 7,680,880 shares (as adjusted retroactively to reflect the 2-for-1 stock split discussed in Note 2 above) of common stock issuable upon exercise of stock options granted and outstanding at January 23, 2000, at a weighted-average price of $16.32 per share.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the notes offered in this offering supplements the description of debt securities under the headings "Description of Debt Securities" and "Legal Ownership of Securities" in the accompanying prospectus and, to the extent inconsistent, supersedes that description.

     We will issue the notes under a subordinated indenture to be dated as of
March   , 2000 between SCI and Bank One Trust Company, National Association, as
trustee, as supplemented by the supplemental indenture to be dated as of March
  , 2000. When we refer to the indenture in this prospectus supplement, we are referring to the subordinated indenture as supplemented by the supplemental indenture. The following summarizes some, but not all, of the provisions of the notes, the subordinated indenture and the supplemental indenture. Although we believe that we have summarized the material terms of the indenture, this summary is not complete and is qualified in its entirety by reference to the indenture. You may obtain a copy of the proposed form of the indenture without charge by following the instructions set forth under "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

GENERAL

     The notes are general unsecured obligations of SCI and are subordinated in right of payment to all our existing and future Senior Indebtedness (as defined in the accompanying prospectus under the heading "Description of Debt
Securities -- Subordination of Subordinated Debt Securities") to the extent set forth in the indenture. The notes are also effectively subordinated to all existing and future indebtedness and other liabilities of any of our current or future subsidiaries. The indenture does not limit the amount of other indebtedness or liabilities that we or our subsidiaries may incur or securities that we or our subsidiaries may issue. You should read the information under the headings "Risk Factors -- The Notes are Subordinated to our Senior Indebtedness and All the Obligations of Our Subsidiaries" and "Risk Factors -- Our Ability to Repurchase Notes if a Designated Event Occurs is Limited" and in the accompanying prospectus under the heading "Description of Debt
Securities -- Subordination of Subordinated Debt Securities" for more information on the subordination of the notes.

PRINCIPAL, MATURITY AND INTEREST

     The notes will be limited in aggregate principal amount to $400,000,000 (plus up to an additional $60,000,000 aggregate principal amount which the underwriters have the option to purchase to cover over-allotments, if any). The
notes bear interest from March   , 2000 at      % per annum and mature on March
  , 2007.

     We pay interest on the notes semiannually on
and                               of each year commencing on
          , 2000, to holders of record at the close of business on the
                              or                               immediately
preceding the interest payment dates. We compute interest on the basis of a 360-day year consisting of twelve 30-day months. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no
interest has been paid, from                          , 2000. We will issue the
notes in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

     If a payment date is not a business day at a place of payment, we may make payment at that place on the next succeeding business day, and no interest will accrue for the intervening period.

     We have appointed the trustee, Bank One Trust Company, National Association, at its corporate trust office in the Borough of Manhattan, The City of New York as the registrar, paying agent and conversion agent. We may terminate the appointment of the registrar, paying agent or conversion agent at any time and appoint additional or other registrars, paying agents and conversion agents. We will maintain an office or agency in the Borough of Manhattan, The City of New York for payments with respect to the notes and for the surrender of notes for conversion until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, and premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture. We will give notice of any termination or appointment and of any change in the office through which the paying agent or conversion agent will act in accordance with the procedures set forth under the heading "-- Notices" below.

OPTIONAL REDEMPTION

     We may not redeem the notes prior to March   , 2003. On and after March   ,
2003, we may redeem the notes at our option, in whole or from time to time in part (in any integral multiple of $1,000), after giving not less than 30 days nor more than 60 days prior notice by mail to the holders of the notes. We may redeem the notes at the following redemption prices (expressed as percentages of the principal amount), in each case together with accrued interest, if any, to, but excluding, the redemption date, subject to the right of holders of record on the relevant record date to receive interest, if any, due on an interest payment date. If we redeem the notes during the 12-month period beginning of the years indicated (
               , in the case of 200     ) the redemption price shall be:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2003                                                                   %
2004                                                                   %
2005                                                                   %
2006                                                                   %

On or after the redemption date, interest will cease to accrue on the notes, or portions thereof, called for redemption unless we shall fail to redeem the notes.

MANDATORY REDEMPTION

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Upon the occurrence of an event known as a "designated event" (which includes a change of control or a termination of trading), each holder of notes has the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of the holder's notes pursuant to the offer described below at a purchase price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest, if any, on the notes to the payment date for the designated event.

     Within 30 days following any designated event, unless we have previously given the holders notice of our intention to redeem the notes in whole pursuant to the provisions set forth under the heading "-- Optional Redemption" below, we will mail a notice to each holder stating:

     - that the designated event offer is being made pursuant to the covenant described in this paragraph and that all notes validly tendered will be accepted for payment;

     - the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days following the date such notice is mailed unless a later date is required by applicable law;

     - that any notes not validly tendered or accepted for payment will continue to accrue interest, and will continue to have conversion rights;

     - that, unless we default in the payment of the designated event payment, all notes accepted for payment pursuant to the designated event offer will cease to accrue interest from and after the designated event payment date and will cease to have conversion rights after the designated event payment date;

     - that holders electing to have any notes purchased pursuant to a designated event offer will be required to surrender the notes, with the form entitled "Option of Noteholder to Elect Purchase" on the reverse of the notes completed, to a paying agent at the address specified in the notice prior to the close of business on the third business day preceding the designated event payment date;

     - that any holder will be entitled to withdraw its election if the holder delivers to the paying agent a facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased, and if the paying agent receives it no later than the close of business on the second business day preceding the designated event payment date;

     - that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and

     - the instructions and any other information necessary to enable holders to accept a designated event offer or effect withdrawal of such acceptance.

     We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations to the extent these laws and regulations apply to the repurchase of the notes in connection with a designated event.

     On the designated event payment date, we will, to the extent lawful:

     - accept for payment notes or portions thereof validly tendered pursuant to the designated event offer; and

     - deposit with the trustee or a paying agent in immediately available funds an amount equal to the designated event payment in respect of all notes or portions of notes tendered.

     We will publicly announce the results of the designated event offer on or as soon as practicable after the designated event payment date.

     Except as described above with respect to a designated event, the indenture does not contain any other provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

     The designated event purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of our company, and, thus, the removal of the management of our company at that time. The designated event purchase feature, however, is not the result of our knowledge of any specific effort to accumulate our capital stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the designated event purchase feature is a result of negotiations between us and the underwriters of the notes. We have no current intention to engage in a transaction involving a designated event, although it is possible that we could decide to do so in the future.

     Subject to the limitations on mergers, consolidations and sales of assets described in the accompanying prospectus under the heading "Description of Debt Securities -- Consolidation, Merger and Sale of Assets," we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not be a designated event under the indenture, but that could increase the amount of indebtedness (including Senior Indebtedness) outstanding at that time or otherwise affect our capital structure or credit ratings. The payment of the designated event payment is subordinated to the prior payment of Senior Indebtedness as described under the headings "Risk Factors -- The Notes are Subordinated to our Senior Indebtedness and All the Obligations of Our Subsidiaries" and "Risk Factors -- Our Ability to Repurchase Notes if a Designated Event Occurs is Limited" and in the accompanying prospectus under the heading "Description of Debt Securities -- Subordination of Subordinated Debt Securities."

     Our ability to repurchase notes upon the occurrence of a designated event may be limited. The occurrence of certain of the events which would constitute a designated event would trigger an event of default under certain of our credit agreements entitling the lenders thereunder to accelerate the debt. If a designated event were to occur, we cannot assure you that (following any such acceleration or otherwise) we would have sufficient financial resources, or would be able to arrange financing, to pay the designated event payment for all notes tendered by holders of the notes. Our subsidiaries may be parties in the future to credit agreements and other agreements which restrict the transfer of funds to our company that would be necessary to permit us to pay a designated event payment. In addition, future credit agreements or other agreements may prohibit or restrict our ability to pay a designated event payment. If a designated event occurs at a time when prohibitions or restrictions are in effect, we could seek the consent of appropriate third parties to enable us to purchase notes or we could attempt to refinance any borrowings that contain prohibitions or restrictions. If we do not obtain consents or repay these borrowings, we will not be able to purchase notes. In this case, our failure to purchase tendered notes would constitute an event of default under the indenture whether or not the repurchase is permitted by the subordination provisions of the indenture. Any default may, in turn, cause a default under our Senior Indebtedness. Moreover, the occurrence of a designated event may cause an event of default under, and permit acceleration of, Senior Indebtedness. You should read the information under the headings "Risk Factors -- The Notes are Subordinated to our Senior Indebtedness and All the Obligations of Our Subsidiaries" and "Risk Factors -- Our Ability to Repurchase Notes if a Designated Event Occurs is Limited" and in the accompanying prospectus under the heading "Description of Debt Securities -- Subordination of Subordinated Debt Securities" for more information on the subordination of the notes.

     A "designated event" will be deemed to have occurred upon a change of control or a termination of trading.

     A "change of control" will be deemed to have occurred when:

     - any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of our directors;

     - we consolidate with or merge into any other person, or any other person merges into us, and, in the case of any such transaction, our outstanding common stock is reclassified into or exchanged for any other property or securities, unless our stockholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in elections of directors of the corporation resulting from such transaction in substantially the same respective proportions as their ownership of our voting stock (as defined in the accompanying prospectus) immediately before the transaction;

     - our company and our subsidiaries, taken as a whole, sell, assign, convey, transfer or lease all or substantially all of the assets of our company or of our company and our subsidiaries, taken as a whole (other than to one or more of our wholly-owned subsidiaries); or

     - any time the continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor corporation to our company);

provided, however, that:

     - a change of control under the first three bullets above shall not be deemed to have occurred if the daily market price per share of common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control (in the case of a change of control under the first bullet above) or the period of 10 consecutive trading days ending immediately before the change of control (in the case of a change of control under the second and third bullets above) shall equal or exceed 105% of the conversion price of the notes in effect on the date of the change of control or the public announcement of the change of control, as applicable; and

     - a change of control under the first three bullets above shall not be deemed to have occurred if at least 90% of the consideration in the change of control transaction consists of shares of capital stock traded on a United States national securities exchange or quoted on the NASDAQ National Market, or other established automated over-the-counter trading market in the United States, and as a result of the transaction, the notes become convertible solely into this capital stock.

     Note that the definition of change of control in the indenture includes a phrase relating to the sale, assignment, conveyance, transfer or lease of "all or substantially all" of the assets of our company or of our company and our subsidiaries taken as a whole. There are only a limited number of court decisions interpreting the phrase "substantially all" and, as a result, there is no precise established definition of the phrase under applicable law. Accordingly, your ability as a holder of notes to require us to repurchase your notes as a result of a sale, assignment, conveyance, transfer or lease of less than all of the assets of our company or our company and our subsidiaries, taken as a whole, to another person or group may be uncertain.

     The term "continuing directors" means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the date of the indenture or (ii) was nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board at the time of their nomination or election.

     A "termination of trading" will be deemed to have occurred if our common stock (or other securities into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on The NASDAQ National Market or other established automated over-the-counter trading market in the United States.

SELECTION AND NOTICE

     If we are redeeming less than all of the notes, the trustee will select the notes for redemption by complying with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not listed, on a pro rata basis, by lot or by another method that the trustee deems fair and appropriate. No notes of $1,000 in principal amount or less will be redeemed in part. We will mail, or cause to be mailed, a notice of redemption to each holder of notes to be redeemed at its registered address at least 30 days but not more than 60 days before the redemption date. If we are redeeming any note in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. We will issue, or cause to be issued, a new note in principal amount equal to the unredeemed portion of the note in the name of the holder of the note upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption unless we default in the payment of the redemption price for the notes.

CONVERSION

     The holder of any note has the right, exercisable at any time following the issuance date and prior to the close of business on the business day immediately preceding the maturity date of the notes, to convert the principal amount of its notes (or any portion of its notes that is an integral multiple of $1,000) into
shares of common stock at the conversion price of $          per share, subject
to adjustment as described below. If we have called a note for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the redemption date (unless we default in making the redemption payment when it becomes due, in which case the conversion right shall terminate on the date on which the default is cured). If the holder of any note delivers notice of its election to have such note purchased pursuant to a designated event offer, the note may be converted only if the notice of election is withdrawn as described under the heading "Repurchase at Option of Holders" above. Except as described below, we will not pay or adjust any notes upon conversion for accrued and unpaid interest on the notes or for dividends or distributions on any common stock issued upon conversion of notes. We will not issue fractional shares upon conversion. Instead, we will make a cash adjustment for any fractional interest.

     The owners of a note may exercise their right of conversion by delivering to The Depository Trust Company, which is known as "DTC," the appropriate instruction form for conversion pursuant to DTC's conversion program.

     Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date. The notice of conversion can be obtained from the trustee at its corporate trust office or the office of the conversion agent.

     As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment for any fraction of a share in an amount determined on the basis of the daily market price (as described below) of the common stock on the trading day prior to the applicable conversion date. The trustee will send the certificate or certificates to the conversion agent for delivery to the holder. The common stock issuable upon conversion of the notes will be fully paid and nonassessable. Holders of common stock issued upon conversion will not be entitled to receive any dividends payable to holders of common stock as of any record time before the close of business on the conversion date.

     Any note surrendered for conversion during the period after the close of business on any record date and before the opening of business on the next succeeding interest payment date (except notes called for redemption on a redemption date falling within this period or to be repurchased on a designated event payment date falling within this period) must be accompanied by payment of an amount equal to the interest payable on the interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note which has been surrendered for conversion after the close of business on any record date and before the opening of business on the next succeeding interest payment date, interest on the note shall be payable on the interest payment date notwithstanding the conversion of the note, and the interest will be paid to the person who was the holder of the note at the close of business on the record date. No other payment or adjustment for interest or for any dividends in respect of common stock will be made upon conversion.

     As a result of the procedures described in the foregoing paragraph:

     - if you hold a note on a record date and surrender it for conversion on the following interest payment date, you will receive all interest that has accrued to such interest payment date;

     - if you hold a note on a record date and that note

        (a) is to be redeemed on a redemption date falling before the next succeeding interest payment date or

        (b) is to be repurchased on a designated event payment date falling before the next succeeding interest payment date and you surrender that note for conversion during the period after the record date and before the related interest payment date, you will receive all interest that accrues to the interest payment date (even though this is subsequent to conversion of the note);

     - if you surrender a note for conversion during the period after a record date and before the next succeeding interest payment date, you will effectively refund to SCI the interest payment that SCI is delivering to the person that held those notes on the relevant record date (unless the notes were called for redemption on a redemption date falling within this period or were to be repurchased on a designated event payment date falling within this period, as described in the preceding bullet point); and

     - if you surrender a note for conversion during the period after an interest payment date and on or before the next succeeding record date, you will not receive any payment for interest that has accrued on that note at the time you convert.

ADJUSTMENT OF CONVERSION PRICE

     We will adjust the conversion price upon the occurrence of certain events, including:

     - the issuance of shares of common stock as a dividend or distribution on the common stock;

     - the subdivision or combination of common stock;

     - the issuance to all holders of common stock of rights or warrants to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share less than the then current market price per share (determined as set forth below);

     - the distribution of shares of our capital stock (other than common stock), evidences of indebtedness, cash, rights or warrants to subscribe for or purchase securities (other than rights or warrants referred to in the third bullet above) or other assets (including securities of persons other than our company), but excluding:

        (a) dividends or distributions paid exclusively in cash,

        (b) dividends or distributions referred to in the first or second bullets above, and

        (c) distributions in connection with a consolidation, merger or transfer of assets (covered in the second following paragraph) to all holders of common stock;

     - distributions, by dividend or otherwise, to all holders of common stock exclusively in cash (excluding any cash that is distributed as part of a distribution requiring a conversion price adjustment pursuant to the fourth bullet above) in an aggregate amount that, together with the aggregate of:

        (a) any other all-cash distributions to all holders of common stock within the 12 months preceding the date fixed for determining the stockholders entitled to the distribution that did not trigger a conversion price adjustment; and

        (b) all excess payments in respect of each tender offer or other negotiated transaction by our company or any of our subsidiaries for common stock concluded within the 12 months preceding the date fixed for determining the stockholders entitled to the distribution not triggering a conversion price adjustment, exceeds 15% of the product of the current market price per share on the date fixed for determining the stockholders entitled to the distribution times the number of shares of common stock outstanding on that date; or

     - payment of an excess payment in respect of a tender offer or other negotiated transaction consummated by our company or any of our subsidiaries for common stock, if the aggregate amount of that excess payment, together with the aggregate amount of:

        (a) cash distributions made to all holders of common stock within the 12 months preceding the expiration of the tender offer or the date of payment of the negotiated transaction consideration, as the case may be, not triggering a conversion price adjustment; and

        (b) all excess payments in respect of each other tender offer or other negotiated transaction by our company or any of our subsidiaries for common stock concluded within the 12 months preceding that date not triggering a conversion price adjustment, exceeds 15% of the product of the current market price per share on that date times the number of shares of common stock outstanding on that date.

     In the event of a distribution to all holders of common stock of rights to subscribe for additional shares of our capital stock (other than those rights and warrants referred to in the third bullet above), we may, instead of making any adjustment in the conversion price, make proper provision so that each holder of a note who converts the note after the record date for the distribution and prior to the expiration or redemption of the rights shall be entitled to receive upon the conversion, in addition to shares of common stock, an appropriate number of the rights. We will not make an adjustment of the conversion price until cumulative adjustments amount to one percent or more of the conversion price as last adjusted.

     If we reclassify or change our outstanding common stock (other than changes in par value or from par value to no par value or from no par value to par value or resulting from a subdivision or a combination), or consolidate with or merge into any person (other than a merger where our company is the continuing corporation and which does not result in a reclassification or change in the common stock other than a change in par value described above), or transfer all or substantially all our assets (determined on a consolidated basis), the notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the notes would have owned immediately after any transaction if the holders had converted the notes immediately before the transaction.

     The indenture also provides that if rights, warrants or options expire unexercised, we will readjust the conversion price to take into account the actual number of such warrants, rights or options which were exercised.

     In the indenture, the "daily market price" per share of common stock on any date is deemed to be the price of a share of common stock on the relevant date, determined

     - on the basis of the last reported sale price regular way of the common stock as reported on the New York Stock Exchange, or if the common stock is not then listed on the New York Stock Exchange, as reported on the principal national securities exchange upon which the common stock is listed,

     - if there is no such reported sale on the day in question, on the basis of the average of the closing bid and asked quotations regular way as so reported, or

     - if the common stock is not listed on the New York Stock Exchange or on any national securities exchange, on the basis of the average of the high bid and low asked quotations regular way on the day in question in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or if not so quoted, as reported by National Quotation Bureau, Incorporated, or a similar organization.

     In the indenture, the "current market price" per share of common stock on any date is deemed to be the average of the daily market prices for the shorter of:

     - 30 consecutive business days ending on the last full trading day on the exchange or market referred to in determining the daily market prices prior to the time of determination; or

     - the period commencing on the date next succeeding the first public announcement of the issuance of rights or warrants or other distribution or tender offer or other negotiated transaction through the last full trading day on the exchange or market referred to in determining the daily market prices prior to the time of determination.

     An "excess payment" is the excess of (a) the aggregate of the cash and fair market value (as determined by our board of directors, whose determination shall be conclusive evidence of the fair market value) of other consideration paid by our company or any of our subsidiaries with respect to the shares acquired in a tender offer or other negotiated transaction over (b) the daily market price on the trading day immediately following the completion of the tender offer or other negotiated transaction multiplied by the number of acquired shares.

     To the extent permitted by law, we may from time to time reduce the conversion price by any amount for any period of at least 20 days, in which case we will give at least 15 days' notice of the reduction if our board of directors has made a determination that the reduction would be in the best interests of our company, which determination shall be conclusive. We may, at our option, make reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or any event treated as a dividend or distribution for federal income tax purposes. See "Certain Federal Income Tax Considerations."

     You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Certain Federal Income Tax Considerations -- Adjustments to Conversion
Rate -- Constructive Dividends."

SUBORDINATION OF NOTES

     The notes are general unsecured obligations of our company, and are subordinated in right of payment to all our existing and future Senior Indebtedness. In addition, the notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries. The indenture does not restrict the amount of Senior Indebtedness or other indebtedness of our company or any subsidiary of our company. You should read the information under the headings "Risk Factors -- The Notes are Subordinated to our Senior Indebtedness and All the Obligations of Our Subsidiaries" and "Risk Factors -- Our Ability to Repurchase Notes if a Designated Event Occurs is Limited" and in the accompanying prospectus under the heading "Description of Debt
Securities -- Subordination of Subordinated Debt Securities" for more information on the subordination of the notes.

REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will file with the SEC and furnish to the trustee and the holders of notes all quarterly and annual financial information (without exhibits) required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report on the annual consolidated financial statements by our independent auditors. We are not required to file any report or other information with the SEC if the SEC does not permit the filing.

BOOK-ENTRY DELIVERY AND FORM; GLOBAL NOTE

     The notes will initially be issued in the form of a global security held in book-entry form. DTC or its nominee will be the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interest in the notes represented by the global security will hold such interests pursuant to procedures and practices of DTC. As a result, owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global security or the indenture with respect to the global security. SCI and the trustee, and any of their respective agents, may treat DTC as the sole holder and owner of the global security. A description of special considerations for global securities and securities issued under the book-entry system are found under the heading "Legal Ownership of Securities" in the accompanying prospectus.

     DTC has advised us that DTC is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

     DTC's participants include:

     - securities brokers and dealers;

     - banks;

     - trust companies;

     - clearing corporations; and

     - certain other organizations.

     Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the global note, DTC credited, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. The accounts credited were designated by the initial purchasers of the beneficial interests. Ownership of beneficial interests in the global note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participant's interests) and the participants (with respect to the owners of beneficial interests in the global note other than participants).

     So long as DTC or its nominee is the registered holder and owner of the global note, DTC or its nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture and the notes. Owners of beneficial interests in the global note will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instruction of beneficial owners owning through them. No beneficial owner of an interest in the global note will able to transfer the interest except in accordance with DTC's applicable procedures.

     We will make payments of the principal of, and interest on, the notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for:

     - any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note;

     - maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

     - any other aspect of the relationship between DTC and its participants; or

     - the relationship between the participants and indirect participants and the owners of beneficial interests in the global note.

     Unless and until it is exchanged in whole or in part for definitive notes, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     If DTC is at any time unwilling or unable to continue as a depositary for the global note or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days, we will issue definitive notes in exchange for the global note. The definitive notes will be subject to certain restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

TRANSFER AND EXCHANGE

     We have initially appointed the trustee as registrar in New York, New York. We reserve the right to vary or terminate the appointment of the registrar or to appoint additional or other registrars or to approve any change in the office through which the registrar acts.

     A holder may transfer or exchange notes in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and pay any taxes and fees required by law or permitted by the indenture. We are not required to exchange or register the transfer of any note selected for redemption. Also, we are not required to exchange or register the transfer of any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

     All notes that our company or any of our subsidiaries or affiliates redeem, purchase or otherwise acquire prior to the final maturity date of the notes shall be delivered to the trustee for cancellation. We will not hold or resell any of these notes or issue any new notes to replace any of these notes or any other notes that any holder has converted pursuant to the indenture.

     We will treat the registered holder of a note as the owner of the note for all purposes.

NOTICES

     We will give or cause to be given notices to holders of the notes by mail to the addresses of the holders as they appear in the note register. The notices will be deemed to have been given on the date of the mailing or on the date of the first publication, as the case may be.

GOVERNING LAW

     The indenture and the notes are governed by and construed in accordance with the laws of the State of New York, United States of America.

CONCERNING THE TRUSTEE

     The indenture contains limitations on the rights of the trustee, should it become a creditor of our company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us; however, if the trustee acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to exceptions. The indenture provides that, if an event of default occurs (which is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of the person's own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which the notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on interpretations of laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary addresses the tax considerations with respect to only those holders that will hold the notes and common stock into which notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, referred to as the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as, for example, banks, tax-exempt organizations, insurance companies, dealers in securities or currencies or persons that will hold the notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes. This summary does not address the tax considerations (either United States or foreign) of ownership of a note, or common stock issued upon conversion of a note, by a non-U.S. person. This summary discusses the tax considerations applicable to the initial purchasers of the notes who purchase the notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes. The Company has not sought any ruling from the Internal Revenue Service, referred to as the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

  Payment of Interest

     Interest on a note generally will be includable in the income of a holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes.

  Sale, Exchange or Redemption of the Notes

     Upon the sale, exchange or redemption of the notes, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which will be taxed as such) and (ii) such holder's adjusted tax basis in the notes. A holder's adjusted tax basis in the notes generally will equal the cost of the notes to such holder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the notes is more than one year at the time of sale, exchange or redemption.

 Conversion of the Notes

     A holder generally will not recognize any income, gain or loss upon conversion of the notes into common stock after the notes have been called for redemption (except to the extent of cash received in lieu of the issuance of a fractional share of common stock). A holder's tax basis in the common stock received on conversion of the notes generally will be the same as such holder's adjusted tax basis in the notes at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion will generally include the holding period of the notes converted.

     Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share), and generally will be long-term capital gain or loss if the notes were held for more than one year at the time of conversion.

 Dividends

     Dividends paid on the common stock generally will be includable in the income of a holder as ordinary income to the extent of SCI's current or accumulated earnings and profits.

 Adjustments to Conversion Rate -- Constructive Dividends

     A holder of a note may be considered in receipt of a taxable dividend, even though there has been no distribution of cash or property to the holder, if at any time (i) SCI makes a distribution of cash or property to its stockholders or purchases common stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidence of indebtedness or assets of SCI, but generally not stock dividends or rights to subscribe for common stock) and, pursuant to the antidilution provisions of the indenture, the conversion price of the notes is decreased, or (ii) the conversion price of the notes is decreased at the discretion of SCI. Similarly, a failure to adjust the conversion rate to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock could, in some circumstances, give rise to deemed dividend income to holders of such common stock.

 Sale of Common Stock

     Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the common stock. Such capital gain or loss generally will be long-term capital gain or loss if the holder's holding period in common stock is more than one year at the time of the sale or exchange. A holder's basis and holding period in common stock received upon conversion of the notes are determined as discussed above under "Conversion of the Notes."

 Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on the notes, payments of dividends on common stock, payments of the proceeds of the sale of the notes and payments of the proceeds of the sale of common stock to certain noncorporate holders, and 31% backup withholding tax may apply to such payments if the holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the principal amount of notes set forth opposite the name of such underwriter.

                                                                 PRINCIPAL
NAME                                                          AMOUNT OF NOTES
----                                                          ---------------
Salomon Smith Barney Inc....................................   $
Banc of America Securities LLC..............................

                                                               ------------
          Total.............................................   $400,000,000
                                                               ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes (other than those covered by the over-allotment option described below) if they purchase any of the notes.

     The notes are expected to be listed on the New York Stock Exchange under the symbol "SCI07." Our common stock is listed on the New York Stock Exchange under the symbol "SCI."

     The underwriters, for whom Salomon Smith Barney Inc. is acting as representative, initially propose to offer some of the notes directly to the public at the public offering price stated on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price
less a concession not in excess of      % of the principal amount of the notes.
The underwriters may allow, and these dealers may re-allow, a concession not in
excess of      % of the principal amount of the notes on sales to certain other dealers. After the initial offering of the notes to the public, the public offering price may be changed by the representative.

     We have granted to each of the underwriters an option, exercisable for 30 days from the date hereof, to purchase up to an aggregate of $60,000,000 principal amount of additional notes. Each of the underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the notes. To the extent that the underwriters exercise such option, each underwriter will be obligated, subject to certain conditions, to purchase such additional notes proportionate to such underwriter's initial commitment.

     We and certain of our executive officers and directors have agreed that, for a period of 45 days from the date of the execution of the underwriting agreement, we and they will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of common stock of SCI or any securities convertible into, or exercisable or exchangeable for, common stock (subject to limited exception). Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     The following table shows the underwriting discounts and commissions we will pay to the underwriters in connection with this offering, expressed as a percentage of the aggregate principal amount of the notes.

                                                              PAID BY SCI
                                                              -----------
Per note....................................................       %

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     We estimate that we will spend approximately $500,000 for printing, rating agency, listing, trustee and legal fees, and other expenses related to the offering.

     In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. A portion of the net proceeds of this offering are expected to be used to repay indebtedness owed to certain of the underwriters and their affiliates.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the notes and the shares of our common stock issuable upon conversion of the notes will be passed upon for us by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia, counsel for the Company, and certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

PROSPECTUS

                                  $800,000,000

                                   (SCI LOGO)

                               SCI SYSTEMS, INC.

                 Debt Securities, Preferred Stock, Common Stock
                         Depositary Shares and Warrants

                           -------------------------

     When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

                           -------------------------

           Our common stock is traded on the New York Stock Exchange
                            under the symbol "SCI."

                           -------------------------

     INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The date of this prospectus is February 8, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
About this Prospectus.......................................    3
Forward-Looking Statements..................................    3
SCI Systems, Inc. ..........................................    3
Risk Factors................................................    9
Use of Proceeds.............................................   13
Consolidated Ratio of Earnings to Fixed Charges.............   13
The Securities..............................................   13
Legal Ownership of Securities...............................   14
Description of Debt Securities..............................   18
Description of Capital Stock................................   34
Description of Depositary Shares............................   35
Description of Warrants.....................................   38
Plan of Distribution........................................   40
Legal Matters...............................................   41
Experts.....................................................   41
Where You Can Find Additional Information...................   41
Incorporation of Certain Documents by Reference.............   42

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf " registration process. Under this shelf process, we may, from time to time, sell any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

     When used in this prospectus and any prospectus supplement, the terms "SCI", "we", "our", "us" and the "Company" refer to SCI Systems, Inc. and its subsidiaries, unless the context requires otherwise.

                           FORWARD-LOOKING STATEMENTS

     We make "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, throughout this prospectus, supplements to this prospectus and in the documents we incorporate by reference into this prospectus. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan" and "continue" or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus or in the documents that we incorporate by reference into this prospectus are set forth in the "Risk Factors" section of this prospectus, and elsewhere in this prospectus, in supplements to this prospectus and in the documents that we incorporate by reference into this prospectus.

     You should read this prospectus, supplements to this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even in the event our situation changes in the future. All written or oral forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                               SCI SYSTEMS, INC.

     We are a diversified international electronics manufacturing services provider. We design, manufacture, distribute, and service electronic products for virtually every market segment. Markets served by us include the computer, peripheral, datacom, telecom, medical, industrial, consumer, aerospace, defense, and entertainment industries, as well as the U.S. Government.

     Founded in 1961, we were initially engineering oriented -- with the U.S. Government's National Aeronautics and Space Administration (NASA) and its prime contractors as our early customers. Building on a strong technical and engineering base, which we still maintain today, we participated in a number of significant Department of Defense programs and later expanded into a variety of commercial activities.

     In the mid-1970s, we pioneered the electronic contract manufacturing services industry, which encompasses a full range of outsourcing services to Original Equipment Manufacturers (OEMs) for the production and assembly of electronic products, including engineering, procurement and inventory management, testing, distribution and depot repair services. We became the world's premier provider of electronics manufacturing services, and we continue as a leader in surface mount technology (SMT) production capacity.

     Although we derive much of our revenue from hardware manufacturing and maintain a broad technology base, we are primarily a vertically integrated engineering and manufacturing services provider with dedication to close customer interaction forming the cornerstone of our activities. The key elements of our operating philosophy -- quality products, competitive pricing, and customer responsiveness -- are a proven foundation for success. These fundamental tenets will continue to guide us as we pursue opportunities for growth and expansion.

     Our customers have included many of the foremost global OEMs that require electronic manufacturing services, such as Hewlett-Packard, Compaq, Dell, Nortel, Nokia, Ericsson, Philips, Cabletron, General Electric, Roche, Johnson & Johnson, Boeing, Houston Tracker, Intel, ADM, LSI Logic, and McData.

     We currently have 37 facilities in 17 different countries. We believe we produce the broadest range of subassemblies and finished products of any electronic manufacturing services company. These products and a full range of engineering, distribution, logistic, and after sales services are supplied to a large multinational customer base for a highly diversified mix of commercial applications as well as for military and space programs. The following is a partial listing of products that we build.

     Telecommunications Products

     - Cable modems for high-speed Internet access

     - Terminals for tracking vehicles and cargo containers via satellite

     - Broadband digital access products for fiber-to-the-curb installations

     - Transaction automation systems

     - Printed circuit board (PCB) assemblies for use in:

       - public switching equipment

       - ground-based RF telephone systems

       - high speed modems

       - PCMCIA-format plug-in modems

       - large cellular network base stations

       - advanced multiplex equipment

       - credit card processors

       - token ring switches

     - PCB assemblies and finished products for:

       - routers

       - hubs

       - switches

       - multiplexers

       - GSM radios

       - battery chargers for cellular products

       - power systems for base stations

     Computers

     - Personal Computer (PC), server, and workstation motherboards

     - Home computers

     - Office computers

     - Microprocessor modules

     - ATM motherboards

     - Notebook computers

     - Workstations

     - Servers

     - Ruggedized computers

     Industrial Products

     - Bar code readers

     - Test and measurement systems

     - Hand held tracking devices

     - Battery chargers for electric vehicles

     - Semiconductor processing equipment

     - Hand held engine analyzers

     - Sheet metal, plastic, and machined components

     - Ruggedized high reliability assemblies for:

       - railroad locomotives

       - broadcast equipment

       - studio and remote programming systems

       - special effects units

       - signal and transmission routing and processing systems

       - automotive sensors

     Military and Aerospace Products

     - Aircraft voice and digital communications control systems

     - GPS User Equipment for fixed-wing aircraft, helicopters, and ships

     - Systems for the Apache Longbow helicopter: systems computers, weapons computers, and communications processors

     - Tactical communications - ruggedized field telephones and shelter communications systems

     - Fiber Optic Guided Missile gunner consoles and fiber optic dispensers system

     - Data Bus products for aircraft

     - Current mode couplers and Standard Interface Modules for aircraft

     - Flight test instrumentation systems for joint service applications on a wide range of aircraft

     - Nonvolatile memories for aircraft and satellite applications

     - Interference blanker systems for aircraft

     - Data acquisition systems for the Titan IV Launch Vehicle

     - Family of standard bus computer subsystems

     - Satellite terminals - two-way terrestrial terminals for voice, data, and telephony

     - Sincgars radio card assemblies

     Peripheral Products

     - Color ink-jet printers

     - High resolution color scanners and printers

     - Point-of-sale data entry and management systems

     - Video monitors

     - Data terminals

     - Network interface assembly

     - Backplanes

     - Notebook docking stations

     - Asynchronous Transfer Mode control units

     - Credit verification systems

     - Memory modules

     - PCB assemblies for use in:

       - disk drives

       - disk array systems

       - optical storage devices and systems

       - tape drives

       - large automated tape libraries

       - graphic design systems

       - graphics accelerators

       - ink-jet, thermal, and dot-matrix printers

       - color plotters

       - copiers

     Consumer Products

     - Video projectors

     - Internet "TV set top" converters

     - Family of digital TV receiver products for:

       - direct broadcast satellites

       - fixed cables

       - ground based broadcast

       - Miniature printed circuit board assemblies for:

          - camera products

          - cellular telephones

          - Automotive control/dashboard products

     Medical Products

     - Vital signs monitoring equipment

     - Blood glucose monitors

     - Electronic controls for X-ray equipment

     - Printed circuit board assemblies for:

       - Computer Tomography (CT) scanners

       - Magnetic Resonance Imaging (MRI) machines

       - X-ray systems

       - ultrasound systems

       - infusion pumps

       - sleep apnea pressure pumps

ENGINEERING SERVICES

     Many of our existing and potential customers are in various stages of migrating from vertical integration (where they perform all services to bring products to market in house) to virtual integration (where separate service providers tied together over the Internet, work together to bring products to market, resulting in very active and timely data interchange) and will increasingly rely on the electronic manufacturing services industry for new product development and introduction support. We are benefiting from this trend, having begun as an engineering oriented company and currently possessing the most extensive product development and related support resources of any company in our industry. These engineering resources, coupled with our global supply chain, manufacturing, test, distribution, and after sale support capabilities, serve to promote lasting strategic partnerships. Engineering support is a growing influence on our customers' ability to realize their outsourcing objectives of lower total cost, shorter time to market, reduced capital investment, enhanced risk management, access to leading technologies, and flexible manufacturing and distribution capacity.

     The depth and breadth of our engineering resources and capabilities differentiate SCI from our competitors with customers seeking to enhance the product development process through a relationship with a provider of electronic manufacturing services. SCI is an expert in the design of products and systems with particular emphasis on computer, communications, and instrumentation technologies. Our product development engineers and technical support personnel provide our customers with electronic, mechanical, software, and system engineering services. We employ in excess of 2,000 engineering personnel, including engineers specializing in the additional disciplines of quality, reliability, component, manufacturing, test, industrial, and environmental engineering.

MANUFACTURING TECHNOLOGY

     We utilize leading edge manufacturing processes and equipment. We aggressively invest in the very latest manufacturing and electronic interconnect technologies and actively analyze and anticipate new manufacturing technologies. Our equipment is continuously upgraded or replaced to provide increased production throughput, higher productivity, and greater accuracy and reliability, and to utilize the latest assembly technologies.

COMPANY ORGANIZATION

     SCI is organized into decentralized divisions and plants with leadership, oversight, and certain core services provided from our corporate center. We currently operate 37 facilities in 17 countries organized into 8 divisions.

TECHNOLOGY DIVISION

     The Technology Division consists of three plants in Alabama and a plant in Colorado. The Division was formed by combining SCI's domestic commercial development engineering and support resources with its former Government Division to allow us to focus technology resources on a range of commercial and government activities. In addition to manufacturing products for its own customers, this Division serves as a corporate wide resource to design and support customer products manufactured in SCI facilities around the world. The Division's product line ranges from military and space products built and tested to exacting standards to a range of commercial products built to order in lot size of one and delivered directly to the customer base.

PERSONAL COMPUTER DIVISION

     The Personal Computer Division has two plants in Alabama and a plant in the Netherlands, all producing a variety of finished personal computers (PCs) in high volumes. One plant serves as the main production facility for a customer's global corporate PC business. Another provides assembly of a family of finished consumer PC products for the North American market. The Netherlands plant provides final assembly of PCs for the European market.

WESTERN DIVISION

     The four plants of the Western Division are located in California, South Dakota, and Colorado, and serve the Western United States. The plants operate a large number of automated assembly lines and offer a full range of manufacturing services, primarily in high-mix medium volume production of subassemblies for major customers. Additionally, one of the Division's operations provides fabricated sheet metal products and assemblies, generally referred to as enclosures, to OEMs and other electronic manufacturing service providers. The Division's plants provide extensive new product introduction services.

SOUTHEASTERN DIVISION

     The Southeastern Division serves customers in the Southeastern United States from three plants in Alabama and one plant in North Carolina. One Alabama plant specializes in general machining, sheet metal fabrication, plastic molding, and system integration of precision mechanical products. This plant's services are available to all SCI plants. High-volume products of this Division include medical devices and satellite TV receivers. A plant in Brazil provides production support for global customers' South American market. That plant is positioned to capitalize on growth opportunities in that promising regional market.

NORTHEASTERN DIVISION

     The four plants of the Northeastern Division -- in Maine, New Hampshire, Quebec and Ontario -- serve the Northeastern United States and Canada. The plants primarily produce subassemblies for graphics equipment and for the data communication and telecommunication industries. The plants also perform final assembly of several computer products.

MEXICAN DIVISION

     The Mexican Division has two plants in Guadalajara and one each in Monterrey and Mexico City and operates SCI's largest number of automated production lines. The Division provides services to multinational customers for the North American computer, peripheral, and high-end consumer product markets. An export logistics center is located in Texas to service this Division and the Brazilian plant.

ASIAN DIVISION

     From plants in Singapore, Thailand, Malaysia, and mainland China, the Asian Division serves its region with a large number of high-volume automated assembly lines. The plants produce subassemblies for shipment to numerous customer final assembly plants, as well as finished products for multinational distribution.

EUROPEAN DIVISION

     The European Division operates eight plants, located in Scotland, Ireland, France, Israel, Hungary, Finland, Sweden, and Spain. SCI's European capacity has expanded rapidly in recent years. This Division's plant capabilities offer a full line of production services to a sizeable number of global customers in proximity to their markets. Principal markets include telecommunication equipment, peripheral products, and multimedia TV reception units.

PRINCIPAL EXECUTIVE OFFICES AND WEBSITE

     Our principal executive offices are located at 2101 West Clinton Avenue, Huntsville, Alabama, 35805, and our telephone number is (256) 882-4800. Our website is located at www.sci.com. Information contained in our website is not a part of this prospectus or the documents incorporated by reference in this prospectus.

                                  RISK FACTORS

     Before you invest in the securities that we are offering, you should be aware that the occurrence of any of the events described in this risk factor section and elsewhere in this prospectus or in a supplement to this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors and the specific risks set forth under the caption "Risk Factors" in any supplement to this prospectus, together with all of the other information included in this prospectus or in a supplement to this prospectus and in documents we incorporate by reference before you decide to purchase our securities. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the "Where You Can Find More Information" section of this prospectus.

A MAJORITY OF OUR REVENUES COMES FROM A LIMITED NUMBER OF CUSTOMERS; REDUCTIONS IN SALES TO THESE CUSTOMERS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

     A majority of our revenues are derived from direct sales to original equipment manufacturers. Although we have several hundred customer accounts, in any particular period a significant percentage of sales is derived from a limited group of customers. We expect Hewlett-Packard, Compaq, Dell and Nortel each to account for more than 10% of annual sales in the current fiscal year. In fiscal year 1999, our ten largest customers contributed more than 75% of revenues. Significant reductions in sales to any of these customers could have a material adverse effect on our results of operations.

     Customer contracts can be canceled and volume levels changed or delayed at any time without notice, subject to cancellation costs, if any. Timely replacement of canceled, delayed, or reduced contracts with new business cannot be assured. These risks are exacerbated as a majority of our sales are to customers in the electronics industry, which is subject to rapid market and technological changes and frequent product obsolescence. Factors affecting the electronics industry in general or any of the our major customers in particular could have a material adverse effect upon our results of operations.

WE ARE SUBJECT TO CREDIT RISKS WITH CUSTOMERS

     Our major contracts are with customers in the high technology industry. Credit terms relating to both accounts receivable and contract inventories are extended to customers after performing credit evaluations. When significant credit risks exist, letters of credit or other appropriate security are generally requested. However, credit losses on customer contracts have occurred in the past and no assurances can be given that credit losses, which could be material, will not reoccur.

OUR RAPID GROWTH MAY BE DIFFICULT TO MANAGE

     We have experienced rapid growth over recent years. We have acquired and built substantial facilities in several locations and continue to do so. There can be no assurance that historical revenue growth will continue or that we will successfully manage existing operations or future plants we may acquire or build. As we manage our operations and expand geographically, we may experience, as we have in the past, inefficiencies related to new operations and broadened geographic diversification. We may be adversely affected by new and acquired facilities that do not achieve growth sufficient to offset increased expenditures associated with expansion. In addition, should we increase capacity and expenditures in anticipation of future sales levels which do not materialize, profitability could be adversely affected. Moreover, occasionally customers may require rapid production increases which can stress our resources.

OUR RESULTS OF OPERATIONS MAY BE AFFECTED BY THE SEASONALITY OF OUR BUSINESS

     We have not historically considered our business to be consistently seasonal, although seasonal demands for some customers' products sold to consumers may impact our quarterly revenues. In recent periods the proportion of our products ultimately sold at retail has expanded, which has increased seasonality in our sales. Operating margins have seen seasonal fluctuations in the past, particularly in the first fiscal quarter due to slowing effects of the summer season. We believe these seasonality effects may continue.

OUR INTERNATIONAL OPERATIONS ARE SIGNIFICANT AND INCREASING; THIS INCREASES OUR EXPOSURE TO THE RISKS OF GLOBAL OPERATIONS

     We operate internationally with the majority of revenue generated in the United States, but with significant foreign activities. Our U.S. export and foreign sales represented 44% of total sales in 1999, 34% in 1998, and 26% in 1997. Additionally, much of our manufacturing material is sourced from international suppliers. As a result of our international sales and facilities, our operations are subject to a variety of risks that are unique to our international operations, including the following:

     - adverse movement of foreign currencies against the U.S. dollar (our reporting currency);

     - import and export duties and value added taxes that we may have to absorb;

     - import and export regulation changes that could affect our profit margins or restrict exports;

     - potential restrictions on the transfer of funds; and

     - the burden and cost of compliance with foreign laws.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY

     We operate primarily in the electronics manufacturing services industry. We compete against numerous domestic and foreign companies which participate in our industry. We also face competition from current and prospective customers who evaluate our capabilities against the merits of internal manufacturing. Competition varies depending upon the type of service offered and the geographic area of competition. Competition is intense and is expected to continue to be so as more companies enter our industry and existing competitors expand capacity. We could be adversely affected if our competitors introduce superior or lower priced services.

     To remain competitive, we must continue to develop and provide technologically advanced engineering services, information systems, and manufacturing processes. We must also maintain high quality, offer flexible delivery schedules, deliver products on a timely basis, and continue to price our products and services competitively. Failure to satisfy any of the foregoing requirements could adversely affect us.

SHORTAGES IN THE AVAILABILITY AND INCREASED PRICES OF ELECTRONIC COMPONENTS MAY AFFECT OUR RESULTS OF OPERATIONS

     Components are sourced on a global basis. Component availability is periodically subject to constraints, shortages, and abundances. Many components are available only from a limited number of sources. Some components are subject to periodic allocation by suppliers. Although no assurances can be given, we have generally been able to obtain adequate supply to maintain production when shortages occur. However, shipment delays have occurred and may reoccur. Significant component constraints could adversely affect us. Our revenues are mainly generated from turnkey manufacturing services. Accordingly, average selling prices for our products fluctuate proportionally to component prices.

OUR OPERATING RESULTS MAY FLUCTUATE DUE TO A NUMBER OF FACTORS

     Our operating results are dependent upon our ability to identify and react in a timely manner to changes in business conditions and customer requirements, especially our actions in balancing inventory quantities, property, plant, and equipment capacity, staffing levels, and liquidity amounts. Accordingly, operating results could vary over time as such conditions change.

WE DEPEND ON KEY PERSONNEL

     Our success depends largely upon the efforts and abilities of key managerial and technical employees. The loss of services of certain key personnel could adversely affect us. Our business depends upon our ability to recruit, train, and retain senior managers, skilled professional and technical salaried personnel, and skilled and semiskilled hourly employees at competitive costs for which there is intense competition. Failure to do so could adversely affect us.

WE ARE SUBJECT TO ENVIRONMENTAL RISKS

     We are subject to a variety of environmental regulations relating to the use, storage, discharge, and disposal of hazardous materials used in our manufacturing processes. Our failure to comply with present and future regulations could subject us to future liabilities or the suspension of production. In addition such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations.

WE ARE A PARTY TO LEGAL PROCEEDINGS

     We are a party to several lawsuits incidental to our various activities and incurred in the ordinary course of business. We believe that we have meritorious claims and defenses in each case that either will absolve us of or limit our liability. We also believe we have adequately provided for any likely material adverse outcome of pending litigation. After consultation with counsel, it is the opinion of management that, although there can be no assurance given, none of the associated claims when resolved will have a material adverse effect upon our consolidated financial position.

     We, together with eighty-seven other defendants including our major domestic competitors and customers, have been sued by the Lemelson Medical Educational Research Foundation (Lemelson) alleging infringement on fifteen patents relating to machine vision and use of bar coding and bar code readers in manufacturing. Lemelson has been successful in settling similar assertions against certain automobile and semiconductor manufacturers. Lemelson is requesting damages equal to a certain percent of sales for a ten-year period. We, together with other major defendants, intend to contest the validity of the patents. In addition, possible recourse exists against the manufacturers of the equipment which Lemelson is alleging violated its patents. While no guarantee can be given, we believe that outcome of this lawsuit will not result in any material adverse effect to us. The maximum exposure for this suit is currently estimated to be less than one percent of the our current assets, and we have provided for what we believe will be the likely outcome of the suit. Additionally, if Lemelson's patents are upheld, we believe we will be able to obtain adequate licenses to use them.

WE ARE SENSITIVE TO INTEREST RATE FLUCTUATIONS

     Short-term interest rate changes can impact the interest expense on our variable interest rate debt, as well as the discount (reflected as interest expense) on our accounts receivable sold under an asset securitization agreement.

WE ARE EXPOSED TO FLUCTUATIONS IN THE EXCHANGE RATES OF FOREIGN CURRENCIES

     We predominantly conduct our foreign sales and purchase transactions in U.S. dollars or under customer contract provisions that protect against most major currency risks. Our largest currency risk is that associated with Brazilian operations. Unlike our other foreign operations, our plant in Brazil is directly subjected to the effects of currency devaluation on certain customers' contracts until forward pricing is adjusted accordingly (normally monthly). During fiscal 1999, the Brazilian currency experienced severe devaluations. This devaluation adversely impacted the results of the Brazilian operation. We consider the Brazilian economic outlook too uncertain to predict.

     Other currency exchange risks primarily relate to current assets and liabilities denominated in other than the U.S. dollar. Although we endeavor to balance such items against each other where possible at individual operations, no assurance can be given that we will be successful in mitigating the effects of changes in currency exchange rates upon such non-U.S. dollar transactions. Changes in some foreign currency exchange rates impact the geographic areas where our revenue is derived. When foreign currencies are devalued, manufacturing costs of plants in those countries may become more competitive with other established plants.

OUR STOCK PRICE MAY BE VOLATILE

     Our common stock is traded on the New York Stock Exchange. Our common stock market price has fluctuated substantially in the past and could fluctuate substantially in the future based on a variety of factors including among others:

     - future announcements covering us or our key customers or competitors;

     - demand for our services;

     - changes in earnings estimates by analysts;

     - fluctuations in quarterly operating results;

     - general conditions in the contract manufacturing, communications, computer peripherals, personal computer, automotive or consumer products industries;

     - general economic, political and market conditions, such as recessions or international currency fluctuations;

     - litigation; and

     - government regulations.

                                USE OF PROCEEDS

     Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including capital expenditures, the repayment or refinancing of debt and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies, for which a portion of the net proceeds may be used. Pending such uses, we will invest the net proceeds in interest-bearing securities.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

                             FISCAL YEAR ENDED JUNE 30,              THREE MONTHS ENDED
                       --------------------------------------   -----------------------------
                                                                SEPTEMBER 27,   SEPTEMBER 28,
                       1995    1996    1997    1998     1999        1998            1999
                       -----   -----   -----   -----   ------   -------------   -------------
Ratio of earnings to
  fixed charges......  5.11x   6.25x   7.20x   8.70x   10.02x       7.77x          16.54x

For these ratios, "earnings" represents income before taxes plus fixed charges. Fixed charges consist of interest expense and amortization of debt expenses.

                                 THE SECURITIES

     SCI may from time to time offer under this prospectus, separately or together:

     - unsecured senior or subordinated debt securities;

     - shares of common stock;

     - shares of preferred stock, which may be represented by depositary shares as described below;

     - warrants to purchase shares of common stock;

     - warrants to purchase shares of preferred stock; and

     - warrants to purchase debt securities.

     The aggregate initial offering price of the offered securities will not exceed $800,000,000.

                         LEGAL OWNERSHIP OF SECURITIES

BOOK-ENTRY HOLDERS

     SCI will issue debt securities in book-entry form only, unless it specifies otherwise in a prospectus supplement. SCI may issue shares of common stock and shares of preferred stock and warrants in book-entry form. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

     We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and all payments on the securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

     As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

STREET NAME HOLDERS

     In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

LEGAL HOLDERS

     We, and any third parties employed by us or acting on our behalf, such as trustees, depositories and transfer agents, are obligated only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture) we would seek the approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

     When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect holders of those securities. When we refer to your securities, we mean the securities being offered by this prospectus in which you hold a direct or indirect interest.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - how it would handle a request for the holders' consent, if ever required;

     - whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

     - how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

     - if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

     A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.

     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that is selected for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust & Clearing Corporation, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

     As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

     If securities are issued only in the form of a global security, an investor should be aware of the following:

     - An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below.

     - An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "Legal Ownership of Securities" above.

     - An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

     - An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

     - The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. Neither we nor any third parties employed by us or acting on our behalf, such as trustees and transfer agents, have any responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We also do not supervise the depositary in any way.

     - DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well.

     - Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

     In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above.

     The special situations for termination of a global security are as follows:

     - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within a specified time period;

     - if we elect to terminate that global security; or

     - if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

     The prospectus supplement may also list additional situations for terminating a global security that would apply to a particular series of securities covered by the prospectus supplement. If a global security is terminated, only the depositary is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

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

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes the terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to the particular series of debt securities.

     The senior debt securities will be senior unsecured obligations of SCI issued in one or more series under an indenture (the "senior indenture") to be entered into between SCI and a U.S. banking institution, as trustee, whose name will be set forth in the applicable supplement. The subordinated debt securities will be subordinated unsecured obligations of SCI issued in one or more series under an indenture (the "subordinated indenture") to be entered into between SCI and a U.S. banking institution, as trustee, whose name will be set forth in the applicable prospectus supplement. The forms of the indentures have been or will be filed with the SEC as exhibits to the registration statement. The terms of any series of debt securities will be those set forth in the applicable indenture and such debt securities and those made part of the indenture by the Trust Indenture Act.

     Because the summary of the material provisions of the indentures and the debt securities set forth below and the summary of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement are not complete, you should refer to the forms of the applicable indenture and the debt securities for complete information regarding the terms and provisions of that indenture (including defined terms) and the debt securities. Wherever particular articles, sections or defined terms of an indenture are referred to, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

GENERAL

     The debt securities may be issued from time to time in one or more series. The indentures do not limit the aggregate principal amount of debt securities which SCI may issue thereunder and provide that SCI may issue debt securities of any series thereunder up to an aggregate principal amount which SCI may authorize from time to time.

     Unless otherwise provided in a prospectus supplement, the senior debt securities will be unsecured obligations of SCI and will rank equally with all of its other unsecured and unsubordinated indebtedness. The subordinated debt securities of each series will be unsecured obligations of SCI, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (which term includes senior debt securities) of SCI with respect to such series, as described below under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement.

     The prospectus supplement relating to the series of debt securities offered thereby will describe the specific terms of the debt securities offered. These terms will include some or all of the following:

     - the title or designation of such debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

     - any limit on the aggregate principal amount of such debt securities;

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

     - the price or prices (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued;

     - the date or dates on which the principal of and premium, if any, on such debt securities will be payable, or the method or methods, if any, by which such date or dates will be determined;

     - the rate or rates at which such debt securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest will accrue, or the method or methods, if any, by which such date or dates are to be determined, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

     - the dates on which such interest, if any, will be payable and the record dates, if any, therefor;

     - the place or places, if any, other than or in addition to New York City, of payment, transfer, conversion and/or exchange of the debt securities and where notices or demands to or upon SCI in respect of the debt securities may be served;

     - if applicable, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which debt securities may be redeemed at the option of SCI or are subject to repurchase at the option of the holders;

     - the terms of any sinking fund or analogous provision;

     - the authorized denominations in which such debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

     - whether the amount of payments of principal of, or premium, if any, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

     - whether any such debt securities are to be issuable in registered form as registered securities or bearer form as bearer securities or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such bearer securities (including in exchange for registered securities of the same series);

     - whether any such debt securities will be issued in temporary or permanent global form and, if so, the identity of the depositary for such global debt security;

     - the person to whom any interest on any registered securities of the series shall be payable, if other than the person in whose name the registered security (or one or more predecessor securities (i.e., every previous debt security evidencing all or a portion of the same indebtedness as that evidenced by such particular debt security)) is registered at the close of business on the regular record date for such interest, the manner in which, or the person to whom, any interest on any bearer security of the series shall be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the indenture;

     - the portion of the principal amount of such debt securities which shall be payable upon acceleration thereof if other than the full principal amount thereof;

     - if the principal amount of the debt securities payable at maturity is not determinable as of any date prior to such maturity, the amount which will be deemed to be the outstanding principal amount of such debt securities;

     - if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any Additional Amounts with respect to any of such debt securities;

     - whether the debt securities will be convertible into and/or exchangeable for other securities, and, if so, the terms and conditions upon which the debt securities will be so convertible or exchangeable;

     - any deletions from, modifications of or additions to the Events of Default or covenants with respect to the debt securities;

     - whether the provisions described below under "Defeasance and Covenant Defeasance" will be applicable to such debt securities; and

     - any other terms of such debt securities.

     Debt securities may be issued as original issue discount securities (i.e., debt securities which provide for declarations of amounts less than the principal face amount thereof to be due and payable upon acceleration pursuant to the indenture) to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

     Under the indentures, the terms of the debt securities of any series may differ, and SCI, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series.

     Unless otherwise described in a prospectus supplement relating to any debt securities, neither indenture contains any provisions that would limit SCI's ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in the credit quality of SCI or a takeover, recapitalization or highly leveraged or similar transaction involving SCI. Accordingly, SCI could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect SCI's capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any deletions from, modifications of or additions to the Events of Default described below or covenants contained in the applicable indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

CONVERSION AND EXCHANGE

     The terms, if any, on which debt securities of any series are convertible into or exchangeable for shares of common stock, shares of preferred stock or other securities, whether or not issued by SCI, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of SCI, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     The subordinated debt securities of each series will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness with respect to such series. In addition, the debt securities are structurally subordinated to all indebtedness and other liabilities of our subsidiaries. Upon any payment or distribution of assets of SCI to creditors in connection with a liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, or marshalling of assets, or any bankruptcy, insolvency or similar proceedings of SCI (except in connection with the consolidation or merger of SCI or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety, upon the terms and conditions described under "-- Consolidation, Merger and Sale of Assets"), no payment on account of principal of, or premium, if any, or interest on or any other amounts due on the subordinated debt securities, and no redemption, purchase or other acquisition of the subordinated debt securities may be made unless full payment of amounts then due on all Senior Indebtedness has been made or duly provided for pursuant to the terms of the instruments governing the Senior Indebtedness.

     In the event that, notwithstanding the foregoing, the trustee under the subordinated indenture or the holder of any subordinated debt security receives any payment or distribution of assets of SCI of any kind or character (excluding equity or subordinated securities of SCI provided for any plan of reorganization or readjustment that, in the case of subordinated securities, are subordinated in right of payment to all Senior Indebtedness to at least the same extent as the subordinated debt securities are so subordinated), before all Senior Indebtedness is paid in full, then such payment or distribution will be held in trust for the holders of Senior Indebtedness and will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of assets of SCI for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay the Senior Indebtedness in full.

     By reason of such subordination, in the event of liquidation or insolvency of SCI, holders of Senior Indebtedness with respect to the subordinated debt securities of any series and holders of other obligations of SCI that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities of such series.

     Subject to the payment in full of all Senior Indebtedness with respect to the subordinated debt securities of any series, the rights of the holders of the subordinated debt securities of such series will be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of SCI applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the subordinated debt securities of such series have been paid in full.

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

     No payment of principal (including redemption and sinking fund payments) of or any premium or interest on the subordinated debt securities of any series may be made:

          (1) if any Senior Indebtedness with respect to such series is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist; or

          (2) if the maturity of any Senior Indebtedness with respect to such series has been accelerated because of a default.

     In addition, if any default occurs with respect to Designated Senior Indebtedness (as defined below), other than a payment default on such Designated Senior Indebtedness, giving the holders of such Designated Senior Indebtedness the right to accelerate the maturity thereof, and SCI and the trustee under the subordinated indenture have received written notice thereof from an authorized person on behalf of any holder of the Designated Senior Indebtedness, then SCI may not make any payments on account of the subordinated debt securities or on account of the purchase or redemption or other acquisition of the subordinated debt securities for a payment blockage period commencing on the date SCI and the trustee receive such written notice of default and ending on the earliest of:

     - 180 days from such date;

     - the date, if any, on which the Designated Senior Indebtedness to which such default relates is discharged or such default is waived or otherwise cured; and

     - the date, if any, on which such blockage period has been terminated by written notice to SCI or the trustee under the subordinated indenture from the person who gave the written notice of default.

     Unless the holders of the Designated Senior Indebtedness or an authorized representative of such holders accelerates the maturity of such Designated Senior Indebtedness, SCI may resume payments on the subordinated debt securities after the end of the payment blockage period. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period.

     The subordinated indenture does not limit or prohibit SCI from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to the subordinated debt securities of any series, but subordinate to other obligations of SCI. The senior debt securities will constitute Senior Indebtedness with respect to the subordinated debt securities of each series under the subordinated indenture.

     The term "Senior Indebtedness" means, with respect to the subordinated debt securities, the principal of, interest on and other amounts due on Indebtedness of SCI, whether outstanding on the date of the subordinated indenture or thereafter created, incurred, assumed or guaranteed by SCI; unless in the instrument creating or evidencing or pursuant to which such Indebtedness is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the subordinated debt securities. Senior Indebtedness includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such Senior Indebtedness, on or after the filing of a petition in bankruptcy or for reorganization relating to SCI, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Senior Indebtedness will not, however, include (1) Indebtedness of or amounts owed by SCI for compensation to employees, or for goods, services or materials purchased in the ordinary course of business;

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

(2) with certain exceptions, Indebtedness of SCI to a Subsidiary; or (3) any liability for federal, state, local or other taxes owed by SCI.

     The term "Designated Senior Indebtedness" means any Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of, or commitments to lend up to, at least $50 million and is specifically designated by SCI in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for the purposes of the subordinated indenture.

     The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular series of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indentures, however, provide that SCI may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, and "United States" means, except as may be set forth in the prospectus supplement, the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of bearer securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

     Unless otherwise indicated in the applicable prospectus supplement, registered securities will be issued in denominations of $1,000 or any integral multiple thereof.

     Unless otherwise indicated in the applicable prospectus supplement, debt securities may be surrendered for registration of transfer or exchange at an office or agency to be maintained by SCI in the Borough of Manhattan, The City of New York. No service charge shall be made for any registration of transfer or exchange of debt securities, but SCI may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection therewith.

     Unless otherwise indicated in the applicable prospectus supplement, SCI will not be required to do the following:

     - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor to be redeemed and ending at the close of business on the day of giving notice of such redemption;

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

     - register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

     - exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

     - issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

PAYMENT MECHANICS

     If interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date (see below) relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment, or in the case of a global security, in accordance with the applicable policies of the depositary.

     PAYMENTS ON GLOBAL SECURITIES. SCI will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, SCI will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "Legal Ownership of Securities -- Global Securities."

     PAYMENTS ON NON-GLOBAL SECURITIES. We will pay interest that is due on an interest payment date with respect to non-global securities by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds, that is, funds that become available on the day after the check is cashed.

     Alternatively, if a non-global security has a face amount of at least $1 million, and the holder asks SCI to do so, SCI will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described below.

     REGULAR RECORD DATES. SCI will pay interest to the holders listed on the trustee's records as the owners of the debt securities at the close of business on a particular day in advance of each interest payment date. Interest will be paid to these holders if they are listed

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

as the owner even if they no longer own the debt security on the interest payment date. That particular day, usually about two weeks in advance of the interest payment date, is called the regular record date and will be identified in the applicable prospectus supplement.

     PAYMENT WHEN OFFICES ARE CLOSED. If any payment is due on a debt security on a day that is not a business day, SCI will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

     PAYING AGENTS. SCI may appoint one or more financial institutions to act as its paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. SCI calls each of these offices a paying agent. SCI may add, replace or terminate paying agents from time to time and may also choose to act as its own paying agent. Initially, SCI will appoint the trustee for each series of debt securities, at its corporate trust office in New York City, as the paying agent for such series.

     BEARER SECURITIES. Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the prospectus supplement and as SCI may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date.

     BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT WITH THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

REDEMPTION AND REPURCHASE

     The debt securities of any series may be redeemable at the option of SCI, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by SCI at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each indenture restricts SCI's ability to, among other things:

     - consolidate;

     - merge; or

     - transfer or lease substantially all of its assets.

     SCI will not consolidate with or merge with or into any other person or, directly or indirectly, sell, assign, transfer, lease or otherwise convey all or substantially all its properties and assets substantially as an entirety, unless:

          (a) Either (1) SCI is the surviving corporation or (2) the Person, if other than SCI, formed by such consolidation or into which SCI is merged or the Person that acquires by sale, assignment, transfer, lease or other disposition the properties and assets of SCI substantially as an entirety (A) is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by a supplemental indenture in form satisfactory to the trustee under each indenture, all of SCI's obligations under such indenture and the debt securities;

          (b) the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties or assets shall be as an entirety or virtually as an entirety to one corporation and the corporation assumes all obligations, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, under the debt securities and the indenture;

          (c) Immediately after giving effect to such transaction, no default or event of default under the indenture has occurred and is continuing; and

          (d) SCI delivers, or causes to be delivered, to the trustee under each indenture, in form and substance reasonably satisfactory to the trustee under such indenture, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the indenture.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the applicable indenture as being:

          1. default in the payment of any interest on any debt security of such series when such interest becomes due and payable, and continuance of such default for a period of 30 days;

          2. default in payment of principal or any premium with respect to any debt security of such series when due;

          3. default in making any sinking fund payment or payment under any analogous provision when due with respect to any debt security of such series;

          4. default by SCI in the performance, or breach, of any other covenant or warranty in the indenture (other than a covenant or warranty included therein solely for the benefit of one or more series of debt securities other than that series) of any debt security of such series which shall not have been remedied for a period of 60 days after delivery of written notice to SCI by the trustee or to SCI and the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding;

          5. there occurs with respect to any issue or issues of Indebtedness of SCI (including an Event of Default under any other series of debt securities) or any Restricted Subsidiary having an outstanding principal amount of $50 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness exists on the date of the indenture or created after such date:

             (a) an event of default that has resulted in such Indebtedness becoming due and payable prior to its stated maturity and such Indebtedness shall not have been discharged in full or such acceleration shall not have been rescinded or annulled and/or

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

             (b) the failure to pay when due principal of or interest on such Indebtedness within the grace period provided for in such Indebtedness (which failure continues beyond any applicable grace period);

          6. SCI or any of its Restricted Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge judgements or court orders for the payment of money the uninsured portion of which exceeds $50 million in the aggregate, which are not stayed on appeal or are not otherwise being appropriately contested in good faith;

          7. certain events of bankruptcy, insolvency, reorganization, winding up or liquidation of SCI or any of its Restricted Subsidiaries; or

          8. any other Event of Default established in or pursuant to the applicable indenture for the debt securities of such series.

     No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. Each indenture provides that the trustee thereunder may withhold notice to the holders of the debt securities of any series of the occurrence of a default with respect to the debt securities of such series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the trustee considers it in the interest of the holders to do so.

     Each indenture provides that if an Event of Default with respect to any series of debt securities of the type described in clause (7) with respect to SCI shall have occurred and be continuing, then the principal of, and accrued and unpaid interest on, the debt securities of such series will become immediately due and payable. Each indenture provides that if any other Event of Default with respect to any series of debt securities issued thereunder shall have occurred and be continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the principal amount (or if any debt securities of such series are original issue discount securities, such lesser amount as may be specified in the terms thereof) of all the debt securities of such series to be due and payable immediately. Upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of such series then outstanding except:

     - in the case of a continuing default or Event of Default in the payment of or interest on, or the principal of or premium on, the debt securities of such series; or

     - in respect of any covenant or provision of the applicable indenture or debt securities which cannot be modified or amended without the consent of the holder of each debt security affected.

     Subject to the provisions of the Trust Indenture Act requiring the trustee, during an Event of Default under the applicable indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities of any series unless such holders have offered the trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding debt securities of any series issued under the applicable indenture shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to such series. Each indenture requires the annual filing with the trustee of a certificate by SCI as to whether or not it is in default under the

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

terms of the indenture, and we are required, upon becoming aware of any default or Event of Default, to deliver to the trustee for the applicable series of securities a statement describing the default or Event of Default.

     Notwithstanding any other provision of the indentures, the holder of any debt security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such debt security on the respective due dates therefor (as the same may be extended in accordance with the terms of such debt security) and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

CERTAIN DEFINITIONS

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have means correlative to the foregoing.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participation rights in or other equivalents (however designated) of such Person's equity (however designated).

     "Consolidated Subsidiaries" means, at any date, any Subsidiary or other entity whose accounts would be consolidated with those of SCI in its consolidated financial statements if such statements were prepared as of such date.

     "GAAP" means Generally Accepted Accounting Principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by SCI's independent public accountants) with the most recent audited consolidated financial statements of SCI and its Consolidated Subsidiaries.

     "Hedging Obligations" means the obligations of any Person under interest rate swap agreements, interest rate agreements, interest rate collar agreements or other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

     "Indebtedness" means (without duplication) (a) any liability of SCI or any Subsidiary (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument, or (3) for payment obligations arising under any conditional sale or other title retention arrangement (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind, or (4) consisting of the discounted rental stream properly classified in accordance with GAAP on the balance sheet of SCI or any Subsidiary, as lessee, as a capitalized lease obligation, or (5) under Hedging Obligations; (b) any liability of others of a type described in the preceding clause (a) to the extent that SCI or any Subsidiary has guaranteed or is otherwise legally obligated in respect thereof; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. "Indebtedness" shall not be construed to include (x) trade payables or credit on open account to trade creditors incurred in the ordinary course of business or (y) obligations or liabilities incurred in connection with the

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

sale, transfer or other disposition of property in connection with the securitization or other asset-based financing thereof; provided however that any such sale, transfer or other disposition shall be for valid consideration and shall not be to prefer directly or indirectly any holder of any other obligation or Indebtedness of SCI or any Subsidiary of SCI as to any such other obligation or Indebtedness that was already outstanding and did not previously benefit from a Lien.

     "Lien" means, with respect to any asset, any pledge, mortgage, charge, encumbrance or security interest in respect of such asset; provided that any transaction (including, without limitation, any sale of accounts receivable) which is treated as a sale of assets under GAAP shall be so treated and any asset which is so sold shall not be deemed subject to a Lien. Pursuant to the indenture, a contractual grant of a right of set-off does not create a Lien in the absence of an agreement to maintain a balance against which such right may be exercised.

     "Person" means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Restricted Subsidiary" means, at any time, each and every Subsidiary which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934 (as currently in effect).

     "Subsidiary" means any corporation, association or other business entity of which at the time of determination SCI or one or more Subsidiaries owns or controls more than 50% of the shares of Voting Stock.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable prospectus supplement, SCI may, at its option and at any time, terminate its obligations with respect to the debt securities of a particular series and some of the covenants in each indenture ("defeasance"), subject to the exceptions set forth below. Such defeasance means that SCI will be deemed to have paid and discharged the entire Indebtedness represented by the then outstanding debt securities of the particular series, except for:

     - the rights of holders of then outstanding debt securities of the series to receive payments in respect of the principal of, and premium, if any, on, and interest on the debt securities when such payments are due;

     - SCI's obligations to issue temporary debt securities, register the transfer or exchange of any debt securities, replace mutilated, destroyed, lost or stolen debt securities, maintain an office or agency for payments in respect of the debt securities and segregate and hold such payments in trust;

     - the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

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

     - the defeasance provisions of the applicable indenture.

     In addition, unless otherwise indicated in the applicable prospectus supplement, SCI may, at its option and at any time, elect to terminate its obligations with respect to certain covenants set forth in each indenture and any omission to comply with such obligations would not constitute a default or an event of default with respect to the debt securities ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance,

     - SCI must irrevocably deposit or cause to be deposited with the applicable trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debt securities of a particular series, money (in U.S. dollars or in the Foreign Currency in which such debt securities are payable) in an amount, or Government Obligations (as defined below) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accounts, to pay and discharge the principal of, and premium, if any, on, and interest on the then outstanding debt securities of that series at maturity, or upon redemption, if applicable, of such principal or installment of interest;

     - no default or event of default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (7) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit;

     - such defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any material agreement or instrument to which SCI is a party or by which it is bound or cause the applicable trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended;

     - in the case of defeasance, SCI must deliver to the applicable trustee an opinion of counsel stating that SCI has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date hereof, there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

     - in the case of covenant defeasance, SCI must have delivered to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

     - SCI must have delivered to the applicable trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

     "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries

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

other than the United States of America or by any regional confederation or association of such governments.

     "Government Obligations" means debt securities which are (1) direct obligations of the United States of America or the other government or governments in the confederation which issued the Foreign Currency in which the principal of or any premium or interest on such debt securities or any Additional Amounts in respect thereof shall be payable, in each case where the payment or payments thereunder are supported by the full faith and credit of such government or governments or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, in each case where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments. In either case, such obligations may not be callable or redeemable at the option of the issuer or issuers thereof. Such obligations may also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depository receipt.

SATISFACTION AND DISCHARGE

     The indenture will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the debt securities, as expressly provided for in each indenture, and, upon the request of SCI, the trustee under each indenture, at the expense of SCI, will execute proper instruments acknowledging satisfaction and discharge of the indenture when:

          (a) either:

             (1) all the debt securities theretofore authenticated and delivered under the indenture, other than destroyed, lost or stolen debt securities that have been replaced or paid and debt securities that have been subject to defeasance as described under "Defeasance or Covenant Defeasance" above have been delivered to the trust under the indenture for cancellation; or

             (2) all debt securities not theretofore delivered to the trust under the indenture for cancellation:

                  (A) have become due and payable;

                  (B) will become due and payable at their maturity within one year; or

                  (C) are to be called for redemption within one year under
             arrangements satisfactory to the trustee under the indenture for the giving of notice of redemption by the trustee under the indenture in the name, and at the expense, of SCI;

     and SCI has irrevocably deposited or caused to be deposited with the trustee under the applicable indenture funds in trust for the purpose in an amount sufficient to pay and

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

     discharge the entire Indebtedness on such debt securities not theretofore delivered to the trust under the indenture for cancellation, for principal, and premium, if any, on, and interest to the date of such deposit, in the case of debt securities that have become due and payable, or to the maturity or redemption date, as the case may be;

          (b) SCI has paid or caused to be paid all sums payable under the indenture by SCI; and

          (c) SCI has delivered to the trustee under the indenture an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

     Certain additional provisions of the indenture will continue in effect following any satisfaction and discharge pursuant to section (a)(2)(B) or (C) above, including provisions regarding conversion rights, if any, under the debt securities.

AMENDMENTS AND WAIVERS

     Modifications and amendments of each indenture may be made by SCI and the applicable trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the debt securities of each series affected by the modification; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

          (a) change the maturity of the principal of, or any installment of interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where or change the coin or currency in which, any debt security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the maturity thereof, or, in the case of redemption, on or after the redemption date;

          (b) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for any amendment or for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under the indenture;

          (c) modify any of the provisions of the applicable indenture relating to the subordination of the debt securities in a manner materially adverse to the holders; or

          (d) waive a default in the payment of principal of, or premium, if any, or interest on the debt securities of any series or reduce the percentage or of the aggregate principal amount of outstanding debt securities of any series the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

     The holders of a majority in aggregate principal amount of the debt securities of any series outstanding may waive compliance with certain restrictive covenants and provisions of the indenture with respect to that series of debt securities.

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

     Without the consent of any holders, SCI and the trustee under the indenture, at any time and from time to time, may enter into one or more indentures supplemental to the indenture governing the debt securities for any of the following purposes:

          (a) to evidence the succession of another person to SCI and the assumption by any such successor of the covenants of SCI in the indenture and in the debt securities;

          (b) to add to the covenants of SCI for the benefit of the holders, or to surrender any right or power conferred upon SCI under the indenture;

          (c) to add additional Events of Default;

          (d) to establish the form or terms of Securities of any series;

          (e) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee under the indenture;

          (f) to secure the debt securities;

          (g) to cure any ambiguity, defect or inconsistency in a manner that does not adversely affect the interests of the holders in any material respect;

          (h) to comply with any requirements of the SEC in order to effect and maintain the qualification of the indenture under the Trust Indenture Act; or

          (i) to make any other change that does not adversely effect the rights of any holder.

OUTSTANDING DEBT SECURITIES

     In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the applicable indenture:

     - the portion of the principal amount of an original issue discount security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration thereof pursuant to the terms of such original issue discount security as of the date of such determination;

     - the principal amount of any Indexed Security (i.e. a security the terms of which provide that the principal amount payable at maturity may be more or less than the principal face amount at original issuance), that shall be deemed to be outstanding for such purpose shall be the principal face amount of such Indexed Security determined on the date of its original issuance; and

     - any debt security owned by SCI or any obligor on such debt security or any Affiliate of SCI or such other obligor shall be deemed not to be outstanding.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

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

REGARDING THE TRUSTEES

     The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of SCI, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each trustee is permitted to engage in other transactions with SCI and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default under the applicable indenture, or else resign.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 200,500,000 shares. Those shares consist of (1) 200,000,000 shares designated as common stock, $0.10 par value per share, and (2) 500,000 shares designated as preferred stock, no par value per share. The only equity securities currently outstanding are shares of common stock. As of January 17, 2000, there were 72,372,137 shares of common stock issued and outstanding.

COMMON STOCK

     Our common stock is listed on the New York Stock Exchange under the symbol "SCI." Holders of common stock are entitled to receive dividends declared by the Board of Directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock and subject to certain financial covenants contained in our loan agreements. Currently, we are not paying a dividend. Each holder of common stock is entitled to one vote per share. Stockholders do not have cumulative voting rights which means that the holders of a majority of the shares voting for the election of directors can elect all the directors then standing for election. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

     Each holder of preferred stock is entitled to one vote per share of preferred stock. The Board of Directors has the authority, without further action by the stockholders, to issue up to 500,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock which will be specified in the prospectus supplement relating to preferred stock. As of January 24, 2000, there were no shares of preferred stock outstanding.

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

     The prospectus supplement will specify as to each issuance of preferred stock:

     - the maximum number of shares;

     - the designation of the shares;

     - the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates and whether dividends will be cumulative;

     - the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

     - the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of SCI's affairs;

     - any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

     - the terms and conditions, if any, for conversion or exchange of shares into or for any other class or classes of our capital stock or any series of any other class or classes, or into or for any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment; and

     - any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

     Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.

     Each global certificate will:

     - be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

     - be deposited with such depositary or nominee or a custodian for the depositary; and

     - bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designation.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     SCI may elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of shares of preferred stock) of a share of a particular series of shares of preferred stock as described below. In the event SCI elects to do so, depositary receipts evidencing depositary shares will be issued to the public.

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

     The shares of any class or series of shares of preferred stock represented by depositary shares will be deposited under a deposit agreement among SCI, a depositary selected by SCI and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a preferred share represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of shares of preferred stock in accordance with the terms of the offering described in the related prospectus supplement. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive depositary receipts, the depositary may, upon the written order of SCI, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder thereof.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other distributions received in respect of the related class or series of shares of preferred stock to the record holders of depositary shares relating to such class or series of shares of preferred stock in proportion to the number of such depositary shares owned by such holders.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with the approval of SCI, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

     Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of shares of preferred stock and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related class or series of shares of preferred stock on the basis set forth in the prospectus supplement for such class or series of shares of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of

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

depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

REDEMPTION OF DEPOSITARY SHARES

     Whenever SCI redeems shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the related class or series of shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of shares of preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

VOTING THE SHARES OF PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the shares of preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such shares of preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the shares of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the class or series of shares of preferred stock represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by such depositary shares in accordance with such instructions, and SCI will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such shares of preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between SCI and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, 66%, unless otherwise provided in the related prospectus supplement) of the depositary shares then outstanding. The deposit agreement may be terminated by SCI or the depositary only (1) if all outstanding depositary shares have been redeemed, (2) if there has been a final distribution in respect of the related class or series of shares of preferred stock in connection with any liquidation, dissolution or winding up of SCI and such distribution has been distributed to the holders of depositary receipts or (3) upon the consent of holders of depositary receipts representing not less than 66% of the depositary shares outstanding.

CHARGES OF DEPOSITARY

     SCI will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. SCI will pay charges of the depositary in connection with the initial deposit of the related class or series of shares of preferred stock

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

and any redemption of such shares of preferred stock. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

     The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of shares of a class or series of preferred stock evidenced thereby until all taxes and charges with respect to the depositary receipt or shares of preferred stock are paid by the holders thereof.

MISCELLANEOUS

     The depositary will forward all reports and communications from SCI which are delivered to the depositary and which SCI is required to furnish to the holders of the shares of preferred stock.

     Neither the depositary nor SCI will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of SCI and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and neither SCI nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or class or series of shares of preferred stock unless satisfactory indemnity is furnished. SCI and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on the documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to SCI notice of its election to do so, and SCI may at any time remove the depositary. Any such resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                            DESCRIPTION OF WARRANTS

     SCI has no warrants outstanding (other than options issued under its employee stock option plans). SCI may issue warrants for the purchase of debt securities, common stock or preferred stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between SCI and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of SCI in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. Copies of the form of warrant agreement and warrant will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

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     The applicable prospectus supplement will describe the terms of the warrants, including, where applicable, the following:

     - the title of the warrants;

     - the aggregate number of warrants;

     - the price or prices at which warrants will be issued;

     - the designation, terms and number of securities purchasable upon exercise of warrants;

     - the designation and terms of the securities, if any, with which warrants are issued and the number of warrants issued with each security;

     - the date, if any, on and after which warrants and the related securities will be separately transferable;

     - the price at which each security purchasable upon exercise of warrants may be purchased;

     - the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

     - the minimum or maximum amount of warrants which may be exercised at any one time;

     - information with respect to book-entry procedures, if any; and

     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

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

                              PLAN OF DISTRIBUTION

     We may offer and sell the securities directly, to or through underwriting syndicates represented by managing underwriters, to or through underwriters without a syndicate or through dealers or agents. The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including the following:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price and the proceeds we will receive from the sale;

     - any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation; and

     - the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

     If any underwriters are involved in the offer and sale, the securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     We may offer and sell the securities directly or through an agent or agents designated by us from time to time. An agent may sell securities it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from us to the dealers. After the initial offering of the securities, the offering price (in the case of securities to be resold at a fixed offering price), the concession and the discount may be changed. Any agent participating in the distribution of the securities may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

     If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.

     Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the

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

securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against some liabilities, including liabilities under the Securities Act of 1933.

     The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement if appropriate.

     Unless otherwise indicated in the prospectus supplement, each series of offered securities will be a new issue of securities and, other than the common stock, which is listed on the NYSE, for which there currently is no market. Any underwriters to whom securities are sold for public offering and sale may make a market in such series of securities as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the securities. The securities may or may not be listed on a national securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for us and/or any of our affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     Michael M. Sullivan, Esq., our Secretary and Corporate Counsel, will issue an opinion for us with respect to the validity of the securities offered hereby. Any underwriters, dealers or agents will be advised about issues relating to this offering by their own legal counsel.

                                    EXPERTS

     The consolidated audited financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended June 30, 1999, have been so incorporated in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Those reports, proxy statements and other information may be obtained:

     - At the Public Reference Room of the SEC, Room 1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - At the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

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

     - From the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - At the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005; and

     - From the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     Some locations may charge prescribed or modest fees for copies.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities, or after the date of this initial registration statement and before the effectiveness of the registration statement.

     - Annual Report on Form 10-K for the year ended June 30, 1999 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 1999 Annual Meeting of Stockholders).

     - Quarterly Report on Form 10-Q for the quarter ended September 26, 1999.

     - The description of SCI's common stock contained in SCI's registration statement on Form 8-A filed with the SEC on March 18, 1997.

     On request we will provide at no cost to each person, including any beneficial owner, who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into those documents. Written or telephone requests for such copies should be addressed to our Treasurer, Ronald
G. Sibold, c/o SCI Systems (Alabama) Inc., P. O. Box 1000, Huntsville, Alabama 35807, telephone number (256) 882-4131.

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                                  $400,000,000

                               SCI SYSTEMS, INC.

                     % Convertible Subordinated Notes due 2007

                                   (SCI LOGO)

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                                 MARCH 3, 2000

                             ---------------------

SALOMON SMITH BARNEY                              BANC OF AMERICA SECURITIES LLC

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